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                                                                     EXHIBIT 2.1


                          AGREEMENT AND PLAN OF MERGER


This Agreement and Plan of Merger (this "Agreement") dated as of January 1, 1997, is made by and between Selfix, Inc., a Delaware corporation ("Buyer"), Houseware Sales, Inc., a Massachusetts corporation ("Housewares"), Leonard J. Tocci, an individual and shareholder of Housewares ("Seller") and Leanne Whitney, Lynel Tocci, and Linnea Tocci, each individual shareholders of Housewares (Seller, Leanne Whitney, Lynel Tocci and Linnea Tocci are collectively referred to as the "Shareholders").

                                    RECITALS

A. Housewares is in the business of marketing and selling bathware and houseware products (the "Business").

B. The parties desire to effect a merger of Housewares into Buyer, subject to the terms and conditions of this Agreement.

                                   AGREEMENT

In consideration of the mutual covenants and promises contained herein and for other good and valuable consideration, the receipt and adequacy of which is hereby acknowledged, the parties agree as follows:

                            SECTION 1.  DEFINITIONS

For purposes of this Agreement, the following terms have the meanings specified or referred to in this Section 1:

"APPLICABLE CONTRACT"--any Contract (a) under which Housewares has or may acquire any rights, (b) under which Housewares has or may become subject to any obligation or liability, or (c) by which Housewares or any of the assets owned or used by it is or may become bound.

"BALANCE SHEET"--as defined in Section 4.4.

"BEST EFFORTS"--the efforts that a prudent Person desirous of achieving a result would use in similar circumstances to ensure that such result is achieved as expeditiously as possible.

"BOOKS AND RECORDS"--all books and records, including books of account, stock record books and minute books, pertaining to Housewares or customers or suppliers of Housewares.

"BREACH"--a "Breach" of a representation, warranty, covenant, obligation, or other provision of this Agreement or any instrument delivered pursuant to this Agreement will be deemed to have occurred if there is or has been (a) any inaccuracy in or breach of, or any failure to perform or comply with, such representation, warranty, covenant, obligation, or other provision, or (b) any claim (by any Person) or other occurrence or circumstance that is or was inconsistent with such representation, warranty, covenant, obligation, or other provision, and the term "Breach" means any such inaccuracy, breach, failure, claim, occurrence, or circumstance.


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"BUYER"--as defined in the first paragraph of this Agreement.

"CLOSING"--as defined in Section 3.1.

"CLOSING DATE"--means the date on which the Tamor Transaction closes, or such other date as Buyer and Seller shall mutually agree.

"CONSENT"--any approval, consent, ratification, waiver, or other authorization (including any Governmental Authorization).

"CONTEMPLATED TRANSACTIONS"--all of the transactions contemplated by this Agreement, including:

(a) the merger of Housewares into Buyer;

(b) the execution, delivery, and performance of the Employment Agreement and the Noncompetition Agreements; and

(c) the performance by Buyer and Seller of their respective covenants and obligations under this Agreement,

"CONTRACT"--any agreement, contract, obligation, promise, or undertaking (whether written or oral and whether express or implied) that is legally binding, including without limitation any Leases.

"DAMAGES"--as defined in Section 12.2.

"DISCLOSURE SCHEDULE"--a schedule attached hereto and made a part hereof which sets forth the exceptions to the representations and warranties contained in
Section 4 hereof and certain other information called for by Section 4 hereof and other provisions of this Agreement.

"EFFECTIVE DATE"-- as defined in Section 2.2.

"EMPLOYMENT AGREEMENT"--as defined in Section 3.2(a)(vi).

"ENCUMBRANCE"--any charge, claim, community property interest, condition, equitable interest, lien, option, pledge, security interest, right of first refusal, or restriction of any kind, including any restriction on use, voting, transfer, receipt of income, or exercise of any other attribute of ownership.

"ERISA"--the Employee Retirement Income Security Act of 1974 or any successor law, and regulations and rules issued pursuant to that Act or any successor law.

"FIXTURES AND EQUIPMENT"--all of the furniture, fixtures, furnishings, machinery and equipment owned by Housewares and located in, at or upon the Facilities plus all additions, replacements or deletions in the Ordinary Course of Business.

"FACILITIES"--any Leasehold Estates, Leasehold Improvements or other interests currently or formerly owned or operated by Housewares and any buildings, plants, structures, or equipment

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(including motor vehicles, tank cars, and rolling stock) currently or formerly owned or operated by Housewares.

"GAAP"--generally accepted United States accounting principles, applied on a basis consistent with the basis on which the Balance Sheet and the other financial statements referred to in Section 4.4(b) were prepared.

"GOVERNMENTAL AUTHORIZATION"--any approval, consent, license, permit, waiver, or other authorization issued, granted, given, or otherwise made available by or under the authority of any Governmental Body or pursuant to any Legal Requirement.

"GOVERNMENTAL BODY"--any:

(a) nation, state, county, city, town, village, district, or other jurisdiction of any nature;

(b) federal, state, local, municipal, foreign, or other government;

(c) governmental or quasi-governmental authority of any nature (including any governmental agency, branch, department, official, or entity and any court or other tribunal);

(d) multi-national organization or body; or

(e) body exercising, or entitled to exercise, any administrative, executive, judicial, legislative, police, regulatory, or taxing authority or power of any nature.

"INTELLECTUAL PROPERTY ASSETS" --includes (a) the name "Houseware Sales, Inc., all fictional business names, trading names, registered and unregistered trademarks, service marks, and applications (collectively, "Marks"); (b) all patents, patent applications, and inventions and discoveries that may be patentable (collectively, "Patents"); (c) all copyrights in both published works and unpublished works (collectively, "Copyrights"); (d) all rights in mask works (collectively, "Mask Works"); and (e) all know-how, trade secrets, confidential information, customer lists, software, technical information, data, process technology, plans, drawings, and blue prints (collectively, "Trade Secrets"); owned, used or licensed by the Housewares as licensee or licensor.

"INVENTORY"--(a) all of Housewares' inventories within the Facilities held for resale in the Ordinary Course of Business to Housewares' customers; (b) all office supplies and similar materials located in the Facilities; and (c) all of the raw materials, work in process, spare parts, finished products, wrapping, supply and packaging items, employee uniforms and similar items, wherever located in the Facilities.

"IRC"--the Internal Revenue Code of 1986 or any successor law, and regulations issued by the IRS pursuant to the Internal Revenue Code or any successor law.

"IRS"--the United States Internal Revenue Service or any successor agency, and, to the extent relevant, the United States Department of the Treasury.

"KNOWLEDGE"--an individual will be deemed to have "Knowledge" of a particular fact or other matter if:

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     (a) such individual is actually aware of such fact or other matter; or

     (b) a prudent individual could be expected to discover or otherwise become aware of such fact or other matter in the course of conducting a reasonably comprehensive investigation concerning the existence of such fact or other matter.

A Person (other than an individual) will be deemed to have "Knowledge" of a particular fact or other matter if any individual who is serving, or who has at any time served, as a director, officer, partner, executor, or trustee of such Person (or in any similar capacity) has, or at any time had, Knowledge of such fact or other matter.

"LEASEHOLD ESTATES"--all of Houseware's rights and obligations as lessee under the Leases.

"LEASEHOLD IMPROVEMENTS"--all of Houseware's leasehold improvements situated in or on the property leased under the Leases.

"LEASES"--all of the leases listed on the Disclosure Schedule and all other leases relating to Housewares which are not required to be scheduled pursuant to this Agreement.

"LEGAL REQUIREMENT"--any federal, state, local, municipal, foreign, international, multinational, or other administrative order, constitution, law, ordinance, principle of common law, regulation, statute, or treaty.

"MORTGAGES"--all deeds of trust, mortgages or other debt encumbrances.

"NONCOMPETITION AGREEMENT"--as defined in Section 3.2(a)(v).

"ORDER"--any award, decision, injunction, judgment, order, ruling, subpoena, or verdict entered, issued, made, or rendered by any court, administrative agency, or other Governmental Body or by any arbitrator.

"ORDINARY COURSE OF BUSINESS"--an action taken by a Person will be deemed to have been taken in the "Ordinary Course of Business" only if:

     (a) such action is consistent with the past practices of such Person and is taken in the ordinary course of the normal day-to-day operations of such Person;

     (b) such action is not required to be authorized by the board of directors of such Person (or by any Person or group of Persons exercising similar authority); and

     (c) such action is similar in nature and magnitude to actions customarily taken, without any authorization by the board of directors (or by any Person or group of Persons exercising similar authority), in the ordinary course of the normal day-to-day operations of other Persons that are in the same line of business as such Person.

"ORGANIZATIONAL DOCUMENTS"--(a) the articles or certificate of incorporation and the bylaws of a corporation; (b) the partnership agreement and any statement of partnership of a general partnership; (c) the limited partnership agreement and the certificate of limited partnership of a

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limited partnership; (d) any charter or similar document adopted or filed in connection with the creation, formation, or organization of a Person; and (e) any amendment to any of the foregoing.

"PERSON"--any individual, corporation (including any non-profit corporation), general or limited partnership, limited liability company, joint venture, estate, trust, association, organization, labor union, or other entity or Governmental Body.

"PLAN"--as defined in Section 4.13.

"PROCEEDING"--any action, arbitration, audit, hearing, investigation, litigation, or suit (whether civil, criminal, administrative, investigative, or informal) commenced, brought, conducted, or heard by or before, or otherwise involving, any Governmental Body or arbitrator.

"RELATED PERSON"--with respect to a particular individual:

     (a) each other member of such individual's Family;

     (b) any Person that is directly or indirectly controlled by such individual or one or more members of such individual's Family;

     (c) any Person in which such individual or members of such individual's Family hold (individually or in the aggregate) a Material Interest; and

     (d) any Person with respect to which such individual or one or more members of such individual's Family serves as a director, officer, partner, executor, or trustee (or in a similar capacity).

With respect to a specified Person other than an individual:

     (a) any Person that directly or indirectly controls, is directly or indirectly controlled by, or is directly or indirectly under common control with such specified Person;

     (b) any Person that holds a Material Interest in such specified Person;

     (c) each Person that serves as a director, officer, partner, executor, or trustee of such specified Person (or in a similar capacity);

     (d) any Person in which such specified Person holds a Material Interest;

     (e) any Person with respect to which such specified Person serves as a general partner or a trustee (or in a similar capacity); and

     (f) any Related Person of any individual described in clause (b) or (c).

For purposes of this definition, (a) the "Family" of an individual includes (i) the individual, (ii) the individual's spouse, (iii) any other natural person who is related to the individual or the individual's spouse within the second degree, and (iv) any other natural person who resides with such individual, and
(b) "Material Interest" means direct or indirect beneficial ownership (as

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defined in Rule 13d-3 under the Securities Exchange Act of 1934) of voting securities or other voting interests representing at least 10% of the outstanding voting power of a Person or equity securities or other equity interests representing at least 10% of the outstanding equity securities or equity interests in a Person.

"REPRESENTATIVE"--with respect to a particular Person, any director, officer, employee, agent, consultant, advisor, or other representative of such Person, including legal counsel, accountants, and financial advisors.

"SECURITIES ACT"--the Securities Act of 1933 or any successor law, and regulations and rules issued pursuant to that Act or any successor law.

"SELLER"--as defined in the first paragraph of this Agreement.

"SHAREHOLDERS" --as defined in the first paragraph of this Agreement.

"SUBSIDIARY"--with respect to any Person (the "Owner"), any corporation or other Person of which securities or other interests having the power to elect a majority of that corporation's or other Person's board of directors or similar governing body, or otherwise having the power to direct the business and policies of that corporation or other Person (other than securities or other interests having such power only upon the happening of a contingency that has not occurred) are held by the Owner or one or more of its Subsidiaries; when used without reference to a particular Person, "Subsidiary" means a Subsidiary of the Seller.

"TAMOR TRANSACTION"--the execution, delivery and performance of that certain Stock Purchase Agreement of even date herewith between Buyer, Tamor Plastic Corp., a Massachusetts corporation ("Tamor") and each of Tamor's individual stockholders, and all other agreements related to such Stock Purchase Agreement.

"TAX RETURN"--any return (including any information return), report, statement, schedule, notice, form, or other document or information filed with or submitted to, or required to be filed with or submitted to, any Governmental Body in connection with the determination, assessment, collection, or payment of any Tax or in connection with the administration, implementation, or enforcement of or compliance with any Legal Requirement relating to any Tax.

"THREATENED"--a claim, Proceeding, dispute, action, or other matter will be deemed to have been "Threatened" if any demand or statement has been made (orally or in writing) or any notice has been given (orally or in writing), or if any other event has occurred or any other circumstances exist, that would lead a prudent Person to conclude that such a claim, Proceeding, dispute, action, or other matter is likely to be asserted, commenced, taken, or otherwise pursued in the future.


                         SECTION 2.  THE PLAN OF MERGER

SECTION 2.1 THE MERGER/SURVIVING CORPORATION. On the Closing Date and subject to the performance of the terms and conditions of this Agreement, and in accordance with the Delaware Business Corporation Law ("DBCL"), Housewares shall be merged with and into Buyer or a wholly owned corporate Subsidiary of Buyer designated by Buyer and Buyer or the

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corporate Subsidiary designated by it shall be the surviving corporation and shall continue its corporate existence under the laws of the State of Delaware ("Merger"). At the Closing of the Merger, the separate existence of Housewares shall cease and all previously issued shares of Houseware's stock shall be canceled. In the event that Buyer designates a wholly owned corporate Subsidiary to be merged with Housewares, Buyer shall remain fully liable for all the liabilities and obligations as provided in this Agreement.

SECTION 2.2 EFFECTIVENESS OF MERGER/EFFECTIVE DATE. The Merger shall be effected by: (a) Board of Director resolutions authorizing the plan of merger;
(b) Seller's and Housewares' approval of the plan of merger; and (c) filing of articles of merger, to which this Agreement shall be annexed, with both the Secretary of State of Delaware in accordance with the DBCL and the Secretary of State of Massachusetts in accordance with the Massachusetts Business Corporation Law ("Articles of Merger"). The merger shall be deemed effective at the time of filing of the Articles of Merger with the Secretary of State of Delaware and the Secretary of State of Massachusetts, which articles shall be filed contemporaneously on or about the Closing Date. Notwithstanding anything contained herein to the contrary, however, the parties agree that the effective date and time of this Agreement shall be 1:00 a.m., January 1, 1997 (the "Effective Date").

SECTION 2.3 DISTRIBUTION OF ACCOUNTS RECEIVABLE, CASH ETC. TO SELLER. Seller agrees to cause Housewares to distribute all Housewares' cash, cash equivalents, certificates of deposit, notes receivable, loans receivable and accounts receivable generated up to and including the Effective Date (collectively, the "Distributed Assets") out of Housewares to Seller before 1:00 a.m. on the Effective Date.

SECTION 2.4  ACCOUNTS PAYABLE/ACCOUNTS RECEIVABLE.

     (a) Seller agrees to pay or discharge or cause to be paid or discharged at the time they become due and payable, all debts, obligations and liabilities of Housewares incurred or accrued prior to and including the Effective Date by Housewares.

     (b) Buyer and Seller agree that any payments received by either after the Effective Date related to Housewares or the Business (except with respect to the Distributed Assets), or any refunds received by either party after the Effective Date relating to Housewares or the Business (except with respect to the Distributed Assets) shall be the sole property of Buyer and, if received by Seller, shall be delivered to Buyer as soon as practicable after such receipt by Seller.

SECTION 2.5 CONSIDERATION. In consideration for entering into the Merger and executing the Noncompetition Agreement, Buyer shall make distributions as follows:

     (a)  Cash Amount.   At the Closing, Buyer shall pay to the Seller the sum
of Three Million Five Hundred and Fifty Thousand Dollars ($3,550,000) as the cash portion of the purchase price; and

     (b) Shares of Buyer. At the Closing, Buyer shall issue to Seller four hundred and eighty thousand (480,000) shares of Buyer's common stock (the "Merger Shares") duly issued and authorized, fully paid and non-assessable with other rights to be defined herein, and as follows:


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     (i)  A certificate or certificates representing the number of whole Merger
Shares into which Housewares stock has been converted shall be issued by Buyer; and

     (ii) On the Closing Date, all shares of Housewares stock shall be canceled.

SECTION 2.6  PRORATIONS OF UTILITIES AND TAXES/RENTS.

     (a) Utilities and Taxes. On the Closing Date, or as promptly as practicable following the Closing Date, but in no event later than sixty (60) days thereafter, the real and personal property taxes, water, gas, electricity and other utilities, common area maintenance reimbursements to lessors, local business or other license fees or taxes, merchants association dues and other similar periodic charges made to Housewares shall be prorated between Buyer and Seller retroactively as of the Effective Date. To the extent practicable, utility meter readings for the Facilities shall be determined as of the Effective Date. If the real property tax rate for the current tax year is not established by the Effective Date, the prorations shall be made on the basis of the rate in effect for the preceding tax year. All such prorations shall be based on the most recent available assessed value of any Facility prior to the Effective Date.

     (b) Rents. Seller shall cause Housewares to prepay minimum or basic rent under the Leases through the end of the calendar month in which the Effective Date occurs. Payments of percentage rents, if any, due under the provisions of the Leases shall be adjusted to the Effective Date.

SECTION 2.7 TRANSFER TAXES. Buyer and Seller shall be equally responsible for any documentary transfer taxes and any sales, use or other taxes imposed by reason of the Merger provided hereunder and any deficiency, interest or penalty asserted with respect thereto.


                            SECTION 3.  THE CLOSING

SECTION 3.1 THE CLOSING. The Closing of the purchase and sale provided for in this Agreement (the "Closing") will take place at the offices of Seller's counsel at Leominster, Massachusetts at 10:00 a.m. local time on the Closing Date.

SECTION 3.2  DELIVERIES AND ACTIONS TAKEN UPON CLOSING.

     (a) Deliveries by Seller. At the Closing, the Seller shall deliver to Buyer the following:

     (i) noncompetition agreement in the form attached hereto as Exhibit 3.2(a) executed by Seller ("Noncompetition Agreement");

     (ii) an employment agreement in the form attached hereto as Exhibit 3.2(b) executed by Seller ("Employment Agreement");

     (iii) a certificate executed by Seller representing and warranting to Buyer that each of Seller's representations and warranties in this Agreement is accurate in all respects as of the date of the Balance Sheet, the date of this Agreement and is accurate in all respects as of the Closing Date as if made on the Closing Date; and


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     (iv)  such other instruments and documents as shall be reasonably requested by Buyer prior to the Closing Date to consummate the Contemplated Transactions.

     (b) Deliveries by Buyer. At the Closing, Buyer shall deliver to Seller the following:

     (i) the cash portion of the purchase price by bank cashier's or certified check or by wire transfer to an account specified by Seller;

     (ii)  certificates representing the Merger Shares;

     (iii)  the Employment Agreement executed by Buyer; and

     (iv) a certificate executed by Buyer representing and warranting to Seller that each of Buyer's representations and warranties in this Agreement is accurate in all respects as of the date of this Agreement and is accurate in all respects as of the Closing Date as if made on the Closing Date.


             SECTION 4.  REPRESENTATIONS AND WARRANTIES OF SELLER.

Seller (but not any of the other Shareholders) hereby represents and warrants to Buyer as follows:

SECTION 4.1  ORGANIZATION AND GOOD STANDING.

     (a) Part 4.1 of the Disclosure Schedule contains a complete and accurate list for Housewares of its name, its jurisdiction of incorporation, other jurisdictions in which it is authorized to do business, and its capitalization. Shareholders are the only shareholders of Housewares. Housewares is a corporation duly organized, validly existing, and in good standing under the laws of the Commonwealth of Massachusetts, with full corporate power and authority to conduct its business as it is now being conducted, to own or use the properties and assets that it purports to own or use, and to perform all its obligations under Applicable Contracts. Housewares is duly qualified to do business as a foreign corporation and is in good standing under the laws of each state or other jurisdiction in which either the ownership or use of the properties owned or used by it, or the nature of the activities conducted by it, requires such qualification. Housewares has no Subsidiaries.

     (b) Seller has delivered to Buyer copies of the Organizational Documents of Housewares, as currently in effect.

SECTION 4.2  AUTHORITY; NO CONFLICT.

     (a) This Agreement constitutes the legal, valid, and binding obligation of Seller and Housewares, enforceable against Seller and Housewares in accordance with its terms. Upon the execution and delivery by Seller, as applicable, of the Employment Agreement and the Noncompetition Agreement (collectively, the "Seller's Closing Documents"), the Seller's Closing Documents will constitute the legal, valid, and binding obligations of Seller, enforceable against Seller in accordance with their respective terms. Seller and Housewares have the absolute and unrestricted right, power, authority, and capacity to execute and deliver this Agreement and the

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Seller's Closing Documents, as applicable, and to perform their respective obligations under this Agreement and the Seller's Closing Documents, as applicable.

     (b) Except as set forth in Part 4.2 of the Disclosure Schedule, neither the execution and delivery of this Agreement nor the consummation or performance of any of the Contemplated Transactions will, directly or indirectly (with or without notice or lapse of time):

     (i) contravene, conflict with, or result in a violation of (A) any provision of the Organizational Documents of Housewares, or (B) any resolution adopted by the board of directors or the stockholders of Housewares;

     (ii) contravene, conflict with, or result in a violation of, or give any Governmental Body or other Person the right to challenge any of the Contemplated Transactions or to exercise any remedy or obtain any relief under, any Legal Requirement or any Order to which Housewares or the Business, may be subject;

     (iii) contravene, conflict with, or result in a violation of any of the terms or requirements of, or give any Governmental Body the right to revoke, withdraw, suspend, cancel, terminate, or modify, any Governmental
Authorization that is held by Housewares or that otherwise relates to the Business;

     (iv) to the Knowledge of Seller, cause any of the assets owned by Housewares to be reassessed or revalued by any taxing authority or other Governmental Body;

     (v) contravene, conflict with, or result in a violation or breach of any provision of, or give any Person the right to declare a default or exercise any remedy under, or to accelerate the maturity or performance of, or to cancel, terminate, or modify, any Applicable Contract; or

     (vi) result in the imposition or creation of any Encumbrance upon or with respect to any of the assets owned or used by Housewares.

Except as set forth in Part 4.2 of the Disclosure Schedule, Seller and Housewares are not or will not be required to give any notice to or obtain any Consent from any Person in connection with the execution and delivery of this Agreement or the consummation or performance of any of the Contemplated Transactions.

SECTION 4.3 CAPITALIZATION. The authorized equity securities of Housewares consists of 1,000 shares of common stock, with no par value, of which 100 shares are issued and outstanding. Shareholders are and will be on the Closing Date the record and beneficial owners and holders of all of such shares, free and clear of any Encumbrances. No legend or other reference to any purported Encumbrance appears upon any certificate representing equity securities of Housewares. All of the outstanding equity securities of Housewares have been duly authorized and validly issued and are fully paid and nonassessable. There are no Contracts relating to the issuance, sale, or transfer of any equity securities or other securities of Housewares. None of the outstanding equity securities or other securities of Housewares was issued in violation of the Securities Act or any other Legal Requirement. Housewares does not own, or has no Contract to acquire, any equity securities or other securities of any Person or any direct or indirect equity or ownership interest in any other business.

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SECTION 4.4  TITLE TO ASSETS, ETC.

     (a) Part 4.4 of the Disclosure Schedule contains a complete and accurate list of all Facilities. Seller has delivered or will make available to Buyer copies of the deeds and other instruments (as recorded) by which Housewares acquired such Facilities, and copies of all title insurance policies, opinions, abstracts, and surveys in the possession of the Seller and Housewares and relating to such Facilities. Housewares owns all the properties and assets (whether real, personal, or mixed and whether tangible or intangible) that it purports to own located in the Facilities owned or operated by Housewares or reflected as owned in the Books and Records, including all of the properties and assets reflected in the Balance Sheet (except for assets held under and personal property sold since the date of the Balance Sheet in the Ordinary Course of Business), and all of the properties and assets purchased or otherwise acquired by Housewares since the date of the Balance Sheet (except for personal property acquired and sold since the date of the Balance Sheet in the Ordinary Course of Business and consistent with past practice), which subsequently purchased or acquired properties and assets (other than Inventory and short-term investments) are listed on Part 4.4 of the Disclosure Schedule.

     (b) All material properties and assets reflected in the Balance Sheet are free and clear of all Encumbrances and are not subject to, with respect to all such properties and assets, (i) Mortgages or security interests shown on the Balance Sheet as securing specified liabilities or obligations, with respect to which no default (or event that, with notice or lapse of time or both, would constitute a default) exists; (ii) Mortgages or security interests incurred in connection with the arms length purchase of property or assets after the date of the Balance Sheet (such Mortgages or security interests limited to the property or assets so acquired), with respect to which no default (or event that, with notice or lapse of time or both, would constitute a default) exists, and (iii) liens for current taxes not yet due. Housewares has performed all obligations required to be performed by it with respect to any of its leased assets through the Effective Date. There are no pending or threatened condemnation proceedings relating to any of the Facilities.

SECTION 4.5 CONDITION AND SUFFICIENCY OF ASSETS. The demised premises and, except for molds that are substantially fully depreciated, Fixtures and Equipment of Housewares are structurally sound, are in good operating condition and repair, and are adequate for the uses to which they are being put, and none of such demised premises or, except for molds that are substantially fully depreciated, Fixtures and Equipment is in need of maintenance or repairs except for ordinary, routine maintenance and repairs that are not material in nature or cost. The demised premises and, except for molds that are substantially fully depreciated, Fixtures and Equipment are sufficient for the continued conduct of the Business after the Closing in substantially the same manner as conducted prior to the Closing.

SECTION 4.6  FINANCIAL STATEMENTS.
Seller has delivered or will deliver to Buyer: (a) unaudited balance sheets of Housewares as at September 30, 1996 in each of the years 1994 through 1995, and the related audited statements of income, changes in stockholders' equity, and cash flow for each of the fiscal years then ended, (b) an unaudited balance sheet of Housewares as at September 30, 1996 (including the notes thereto, the "Balance Sheet"), and the related unaudited statements of income, changes in stockholders' equity, and cash flow for the fiscal year then ended, and

(c) and the unaudited statement of income, changes in stockholders' equity and cash flow of Housewares for the year ended December 31, 1996, including in each case the notes thereto. Such financial statements and notes fairly present the financial condition and the results of operations, changes in stockholders' equity, and cash flow of Housewares at the respective dates of and for the periods referred to in such financial statements, all in accordance with GAAP; the financial statements referred to in this Section 4.6 reflect the consistent application of such accounting principles throughout the periods involved. No financial statements of any Person other than Housewares are required by GAAP to be included in the financial statements of Housewares. The financial projections delivered by Seller to Buyer have been prepared by Housewares and represent a good faith estimate of the financial results of the Housewares for the periods shown.

SECTION 4.7  BOOKS AND RECORDS

The Books and Records of Housewares, all of which have been made available to Buyer, are complete and correct and have been maintained in accordance with sound business practices, including the maintenance of an adequate system of internal controls. The minute books of the Housewares contain accurate and complete records of all meetings held of, and corporate action taken by, the stockholders, the Boards of Directors, and committees of the Boards of Directors of Housewares, and no meeting of any such stockholders, Board of Directors, or committee has been held for which minutes have not been prepared and are not contained in such minute books. At the Closing, all of those books and records will be in the possession of Housewares.

SECTION 4.8  ACCOUNTS RECEIVABLE.

All accounts receivable of Housewares' acquired by Buyer represent bona fide claims against debtors for sales, services performed or other charges arising on or before the date hereof, and the goods delivered and services performed which gave rise to said accounts were delivered or performed in accordance with the applicable orders, Contracts or customer requirements. Said accounts receivable are subject to no defenses, counterclaims or rights of setoff and are fully collectible in the Ordinary Course of Business without cost to Buyer in collection efforts therefor. Part 4.8 of the Disclosure Schedule contains or will contain an accurate and complete list of all accounts receivable arising after the Effective Date until the Closing Date, which list sets forth the aging of such accounts receivable.

SECTION 4.9  INVENTORY

All Inventory consists of a quality and quantity usable and salable in the Ordinary Course of Business, except for obsolete items and items of below-standard quality, all of which have been written off or written down to net realizable value in the Balance Sheet or on the accounting records of Housewares as of the Closing Date, as the case may be. All Inventory not written off have been priced at the lower of cost or market on a last in, first out basis. The quantities of each item of Inventory (whether raw materials, work-in-process, or finished goods) are not excessive, but are reasonable in the present circumstances of Housewares, and in no event represent more than 180 days supply of any item.

SECTION 4.10  NO UNDISCLOSED LIABILITIES

Except as set forth in Part 4.10 of the Disclosure Letter, Housewares has no liabilities or obligations of any nature (whether known or unknown and whether absolute, accrued, contingent, or otherwise) except for liabilities or obligations reflected or reserved against in the Balance Sheet and current liabilities incurred in the Ordinary Course of Business since the date of the Balance Sheet.

SECTION 4.11  TAXES.

     (a) Housewares has filed or caused to be filed all Tax Returns that are or were required to be filed by or with respect to it, either separately or as a member of a group of corporations, pursuant to applicable Legal Requirements. Seller has delivered or made available to Buyer copies of, and Part 4.11(a) of the Disclosure Schedule contains a complete and accurate list of, all such Tax Returns filed since January 1, 1993. Housewares has paid, or made provision for the payment of, all Taxes that have or may have become due pursuant to those Tax Returns or otherwise, or pursuant to any assessment received by Housewares, except such Taxes, if any, as are listed in Part 4.11(a) of the Disclosure Schedule and are being contested in good faith and as to which adequate reserves (determined in accordance with GAAP) have been provided in the Balance Sheet.

     (b) The United States federal and state income Tax Returns of Housewares subject to such Taxes have been audited by the IRS or relevant state tax authorities or are closed by the applicable statute of limitations for all taxable years through 1992. Part 4.11(b) of the Disclosure Schedule contains a complete and accurate list of all audits of all such Tax Returns. All deficiencies proposed as a result of such audits have been paid, reserved against, settled, or, as described in Part 4.11(b) of the Disclosure Schedule, are being contested in good faith by appropriate proceedings. Part 4.11(b) of the Disclosure Schedule describes all adjustments to the United States federal income Tax Returns filed by Housewares or any group of corporations including Housewares for all taxable years since January 1, 1993, and the resulting deficiencies proposed by the IRS. Except as described in Part 4.11(b) of the Disclosure Schedule, Housewares has not given or been requested to give waivers or extensions (or is or would be subject to a waiver or extension given by any other Person) of any statute of limitations relating to the payment of Taxes of Housewares or for which Housewares may be liable.

     (c) The charges, accruals, and reserves with respect to Taxes on the respective books of Housewares are adequate (determined in accordance with GAAP) and are at least equal to Housewares' liability for Taxes. There exists no proposed tax assessment against Housewares except as disclosed in the Balance Sheet. No consent to the application of Section 341(f)(2) of the IRC has been filed with respect to any property or assets held, acquired, or to be acquired by Housewares. All Taxes that Housewares is or was required by Legal Requirements to withhold or collect have been duly withheld or collected and, to the extent required, have been paid to the proper Governmental Body or other Person.

     (d) All Tax Returns filed by Housewares are true, correct, and complete. There is no tax sharing agreement that will require any payment by Housewares after the date of this Agreement.

SECTION 4.12  NO MATERIAL ADVERSE CHANGE.

Since the date of the Balance Sheet, there has not been any material adverse change in the business, operations, properties, prospects, assets, or condition of Housewares, and no event has occurred or circumstance exists that may result in such a material adverse change.

SECTION 4.13  EMPLOYEE BENEFITS.

     (a) As used in this Section 4.13, the following terms have the meanings set forth below.

"COMPANY OTHER BENEFIT OBLIGATION" means an Other Benefit Obligation owed, adopted, or followed by Housewares or an ERISA Affiliate of Housewares.

"COMPANY PLAN" means all Plans of which Housewares or an ERISA Affiliate of Housewares is or was a Plan Sponsor, or to which Housewares or an ERISA Affiliate of Housewares otherwise contributes or has contributed, or in which Housewares or an ERISA Affiliate of Housewares otherwise participates or has participated. All references to Plans are to Company Plans unless the context requires otherwise.

"COMPANY VEBA" means a VEBA whose members include employees of Housewares or any ERISA Affiliate of Housewares.

"ERISA AFFILIATE" means, with respect to Housewares, any other person that, together with Housewares, would be treated as a single employer under IRC
Section  414.

"MULTI-EMPLOYER PLAN" has the meaning given in ERISA Section  3(37)(A).

"OTHER BENEFIT OBLIGATIONS" means all obligations, arrangements, or customary practices, whether or not legally enforceable, to provide benefits, other than salary, as compensation for services rendered, to present or former directors, employees, or agents, other than obligations, arrangements, and practices that are Plans. Other Benefit Obligations include consulting agreements under which the compensation paid does not depend upon the amount of service rendered, sabbatical policies, severance payment policies, and fringe benefits within the meaning of IRC Section 132.

"PBGC" means the Pension Benefit Guaranty Corporation, or any successor thereto.

"PENSION PLAN" has the meaning given in ERISA Section  3(2)(A).

"PLAN" has the meaning given in ERISA Section  3(3).

"PLAN SPONSOR" has the meaning given in ERISA Section  3(16)(B).

"QUALIFIED PLAN" means any Plan that meets or purports to meet the requirements of IRC Section 401(a).

"TITLE IV PLANS" means all Pension Plans that are subject to Title IV of ERISA, 29 U.S.C. Section 1301 et seq., other than Multi-Employer Plans.

"VEBA" means a voluntary employees' beneficiary association under IRC Section 501(c)(9).

"WELFARE PLAN" has the meaning given in ERISA Section  3(1).

     (b) Part 4.13(b) of the Disclosure Schedule contains a complete and accurate list of all Company Plans, Company Other Benefit Obligations, and Company VEBAs, and identifies as such all Company Plans that are (i) defined benefit Pension Plans, (ii) Qualified Plans, (iii) Title IV Plans, or (iv) Multi-Employer Plans.

     (c) Part 4.13(c) of the Disclosure Schedule contains a complete and accurate list of (i) all ERISA Affiliates of Housewares, and (ii) all Plans of which any such ERISA Affiliate is or was a Plan Sponsor, in which any such ERISA Affiliate participates or has participated, or to which any such ERISA Affiliate contributes or has contributed.

     (d) Part 4.13(d) of the Disclosure Schedule sets forth, for each Multi-Employer Plan, as of its last valuation date, the amount of potential withdrawal liability of Housewares and Housewares' other ERISA Affiliates, calculated according to information made available pursuant to ERISA Section 4221(e).

     (e) Part 4.13(e) of the Disclosure Schedule sets forth a calculation of the liability of Housewares for post-retirement benefits other than pensions, made in accordance with Financial Accounting Statement 106 of the Financial Accounting Standards Board, regardless of whether Housewares is required by this Statement to disclose such information.

     (f) Part 4.13(f) of the Disclosure Schedule sets forth the financial cost of all obligations owed under any Company Plan or Company Other Benefit Obligation that is not subject to the disclosure and reporting requirements of ERISA.

     (g) Seller has delivered or will make available to Buyer within 10 days of this Agreement:

     (i) all documents that set forth the terms of each Company Plan, Company Other Benefit Obligation, or Company VEBA and of any related trust, including
(A) all plan descriptions and summary plan descriptions of Company Plans for which Housewares is required to prepare, file, and distribute plan descriptions and summary plan descriptions, and (B) all summaries and descriptions furnished to participants and beneficiaries regarding Company Plans, Company Other Benefit Obligations, and Company VEBAs for which a plan description or summary plan description is not required;

     (ii) all personnel, payroll, and employment manuals and policies;

     (iii) all collective bargaining agreements pursuant to which contributions have been made or obligations incurred (including both pension and welfare benefits) by Housewares and the ERISA Affiliates of Housewares, and all collective bargaining agreements pursuant to which contributions are being made or obligations are owed by such entities;

     (iv) a written description of any Company Plan or Company Other Benefit Obligation that is not otherwise in writing;

     (v) all registration statements filed with respect to any Company Plan;

     (vi) all insurance policies purchased by or to provide benefits under any Company Plan;

     (vii) all contracts with third party administrators, actuaries, investment managers, consultants, and other independent contractors that relate to any Company Plan, Company Other Benefit Obligation, or Company VEBA;

     (viii) all reports submitted within the four years preceding the date of this Agreement by third party administrators, actuaries, investment managers, consultants, or other independent contractors with respect to any Company Plan, Company Other Benefit Obligation, or Company VEBA;

     (ix) all notifications to employees of their rights under ERISA Section 601 et seq. and IRC Section 4980B;

     (x) the Form 5500 filed in each of the most recent three plan years, including all schedules thereto as noted by the independent accountants;

     (xi) all notices that were given by Housewares or any ERISA Affiliate of Housewares or any Company Plan to the IRS, the PBGC, or any participant or beneficiary, pursuant to statute, within the four years preceding the date of this Agreement, including notices that are expressly mentioned elsewhere in this Section 4.12;

     (xii) all notices that were given by the IRS, the PBGC, or the Department of Labor to Housewares, any ERISA Affiliate of Housewares, or any Company Plan within the four years preceding the date of this Agreement;

     (xiii) with respect to Qualified Plans and VEBAs, the most recent determination letter for each Plan of Housewares that is a Qualified Plan; and

     (xiv) with respect to Title IV Plans, the Form PBGC-1 filed for each of the three most recent plan years.

     (h) Except as set forth in Part 4.13(h) of the Disclosure Schedule:

     (i) Housewares has performed all of its obligations under all Company Plans, Company Other Benefit Obligations, and Company VEBAs. Housewares has made appropriate entries in its financial records and statements for all obligations and liabilities under such Plans, VEBAs, and Obligations that have accrued but are not due.

     (ii) Housewares, with respect to all Company Plans, Company Other Benefits Obligations, and Company VEBAs, are, and each Company Plan, Company Other Benefit Obligation, and Company VEBA is, in full compliance with ERISA, the IRC, and other applicable Laws including the provisions of such Laws expressly mentioned in this Section 4.13, and with any applicable collective bargaining agreement.

     (iii) No transaction prohibited by ERISA Section 406 and no "prohibited transaction" under IRC Section 4975(c) have occurred with respect to any Company Plan.

     (v) Housewares has no liability to the IRS with respect to any Plan, including any liability imposed by Chapter 43 of the IRC.

     (vi) Housewares has no liability to the PBGC with respect to any Plan or has any liability under ERISA Section 502 or Section 4071.

     (vii) All filings required by ERISA and the IRC as to each Plan have been timely filed, and all notices and disclosures to participants required by either ERISA or the IRC have been timely provided.

     (viii) All contributions and payments made or accrued with respect to all Company Plans, Company Other Benefit Obligations, and Company VEBAs are deductible under IRC Section 162 or Section 404. No amount, or any asset of any Company Plan or Company VEBA, is subject to tax as unrelated business taxable income.

     (ix) Since June 30, 1996, there has been no establishment or amendment of any Company Plan, Company VEBA, or Company Other Benefit Obligation.

     (x) No event has occurred or circumstance exists that could result in a material increase in premium costs of Company Plans and Company Other Benefit Obligations that are insured, or a material increase in benefit costs of such Plans and Obligations that are self-insured.

     (xi) Other than claims for benefits submitted by participants or beneficiaries, no claim against, or legal proceeding involving, any Company Plan, Company Other Benefit Obligation, or Company VEBA is pending or, to Seller's Knowledge, is Threatened.

     (xii) No Company Plan is a stock bonus, pension, or profit-sharing plan within the meaning of IRC Section 401(a).

     (xiii) Each Qualified Plan of Housewares is qualified in form and operation under IRC Section 401(a); each trust for each such Plan is exempt from federal income tax under IRC Section 501(a). Each Company VEBA is exempt from federal income tax. No event has occurred or circumstance exists that will or could give rise to disqualification or loss of tax-exempt status of any such Plan or trust.

     (xiv) Housewares and each ERISA Affiliate of Housewares has met the minimum funding standard, and has made all contributions required, under ERISA
Section  302 and IRC Section  402.

     (xv) No Company Plan is subject to Title IV of ERISA.

     (xvi) Housewares has paid all amounts due to the PBGC pursuant to ERISA
Section  4007.

     (xvii) Neither Housewares nor or any ERISA Affiliate of Housewares has ceased operations at any facility or has withdrawn from any Title IV Plan in a manner that would subject to any entity or Seller to liability under ERISA
Section  4062(e), Section  4063, or Section  4064.

     (xviii) Neither Housewares nor any ERISA Affiliate of Housewares has filed a notice of intent to terminate any Plan or has adopted any amendment to treat a Plan as terminated. The PBGC has not instituted proceedings to treat any Company Plan as terminated. No event has occurred or circumstance exists that may constitute grounds under ERISA Section 4042 for the termination of, or the appointment of a trustee to administer, any Company Plan.

     (xix) No amendment has been made, or is reasonably expected to be made, to any Plan that has required or could require the provision of security under ERISA Section 307 or IRC Section 401(a)(29).

     (xx) No accumulated funding deficiency, whether or not waived, exists with respect to any Company Plan; no event has occurred or circumstance exists that may result in an accumulated funding deficiency as of the last day of the current plan year of any such Plan.

     (xxi) The actuarial report for each Pension Plan of Housewares and each ERISA Affiliate of Housewares fairly presents the financial condition and the results of operations of each such Plan in accordance with GAAP.

     (xxii) Since the last valuation date for each Pension Plan of Housewares and each ERISA Affiliate of Housewares, no event has occurred or circumstance exists that would increase the amount of benefits under any such Plan or that would cause the excess of Plan assets over benefit liabilities (as defined in ERISA Section 4001) to decrease, or the amount by which benefit liabilities exceed assets to increase.

     (xxiii) No reportable event (as defined in ERISA Section 4043 and in regulations issued thereunder) has occurred.

     (xxiv) Seller has no Knowledge of any facts or circumstances that may give rise to any liability of Housewares or Buyer to the PBGC under Title IV of ERISA.

     (xxv) Neither Housewares nor any ERISA Affiliate of Housewares has ever established, maintained, or contributed to or otherwise participated in, or had an obligation to maintain, contribute to, or otherwise participate in, any Multi-Employer Plan.

     (xxvi) Neither Housewares nor any ERISA Affiliate of Housewares has withdrawn from any Multi-Employer Plan with respect to which there is any outstanding liability as of the date of this Agreement. No event has occurred or circumstance exists that presents a risk of the occurrence of any withdrawal from, or the participation, termination, reorganization, or insolvency of, any Multi-Employer Plan that could result in any liability of either Housewares or Buyer to a Multi-Employer Plan.

     (xxvii) Neither Housewares nor any ERISA Affiliate of Housewares has received notice from any Multi-Employer Plan that it is in reorganization or is insolvent, that increased contributions may be required to avoid a reduction in plan benefits or the imposition of any excise tax, or that such Plan intends to terminate or has terminated.

     (xxviii) No Multi-Employer Plan to which Housewares or any ERISA Affiliate of Housewares contributes or has contributed is a party to any pending merger or asset or liability transfer or is subject to any proceeding brought by the PBGC.

     (xxix) Except to the extent required under ERISA Section 601 et seq. and IRC Section 4980B, Housewares does not provide health or welfare benefits for any retired or former employee or is obligated to provide health or welfare benefits to any active employee following such employee's retirement or other termination of service.

     (xxx) Housewares has the right to modify and terminate benefits to retirees (other than pensions) with respect to both retired and active employees.

     (xxxi) Housewares has complied with the provisions of ERISA Section 601 et seq. and IRC Section 4980B.

     (xxxii) No payment that is owed or may become due to any director, officer, employee, or agent of Housewares will be non-deductible to Housewares or subject to tax under IRC Section 280G or Section 4999; nor will Housewares be required to "gross up" or otherwise compensate any such person because of the imposition of any excise tax on a payment to such person.

     (xxxiii) The consummation of the Contemplated Transactions will not result in the payment, vesting, or acceleration of any benefit.

SECTION 4.14  COMPLIANCE WITH LEGAL REQUIREMENTS; GOVERNMENTAL AUTHORIZATIONS

     (a) Except as set forth in Part 4.14(a) of the Disclosure Schedule:

     (i) Housewares is, and at all times has been, in full compliance with each Legal Requirement that is or was applicable to it or to the conduct or operation of its business or the ownership or use of any of its assets;

     (ii) no event has occurred or circumstance exists that (with or without notice or lapse of time) (A) may constitute or result in a violation by Housewares of, or a failure on the part of Housewares to comply with, any Legal Requirement, or (B) may give rise to any obligation on the part of Housewares to undertake, or to bear all or any portion of the cost of, any remedial action of any nature; and

     (iii) Housewares has not received any notice or other communication (whether oral or written) from any Governmental Body or any other Person regarding (A) any actual, alleged, possible, or potential violation of, or failure to comply with, any Legal Requirement, or (B) any actual, alleged, possible, or potential obligation on the part of Housewares to undertake, or to bear all or any portion of the cost of, any remedial action of any nature.

     (b) Part 4.14(b) of the Disclosure Schedule contains a complete and accurate list of each Governmental Authorization that is held by Housewares or that otherwise relates to the business of, or to any of the assets owned or used by, Housewares. Each Governmental Authorization listed or required to be listed in Part 4.14(b) of the Disclosure Schedule is valid and in full force and effect. Except as set forth in Part 4.14(b) of the Disclosure Schedule:

     (i) Housewares is, and at all times has been, in full compliance with all of the terms and requirements of each Governmental Authorization identified or required to be identified in Part 4.14 of the Disclosure Schedule;

     (ii) no event has occurred or circumstance exists that may (with or without notice or lapse of time) (A) constitute or result directly or indirectly in a violation of or a failure to comply with any term or requirement of any Governmental Authorization listed or required to be listed in Part 4.14(b) of the Disclosure Schedule, or (B) result directly or indirectly in the revocation, withdrawal, suspension, cancellation, or termination of, or any modification to, any Governmental Authorization listed or required to be listed in Part 4.14 of the Disclosure Schedule;

     (iii) Housewares has not received any notice or other communication (whether oral or written) from any Governmental Body or any other Person regarding (A) any actual, alleged, possible, or potential violation of or failure to comply with any term or requirement of any Governmental Authorization, or (B) any actual, proposed, possible, or potential revocation, withdrawal, suspension, cancellation, termination of, or modification to any Governmental Authorization; and

     (iv) all applications required to have been filed for the renewal of the Governmental Authorizations listed or required to be listed in Part 4.14 of the Disclosure Schedule have been duly filed on a timely basis with the appropriate Governmental Bodies, and all other filings required to have been made with respect to such Governmental Authorizations have been duly made on a timely basis with the appropriate Governmental Bodies.

The Governmental Authorizations listed in Part 4.14 (b)of the Disclosure Schedule collectively constitute all of the Governmental Authorizations necessary to permit Housewares to lawfully conduct and operate its business in the manner it currently conducts and operates such business and to permit Housewares to own and use its assets in the manner in which it currently owns and uses such assets.

SECTION 4.15  LEGAL PROCEEDINGS; ORDERS.

     (a) There is no pending Proceeding:

     (i) that has been commenced by or against Housewares or that otherwise relates to or may affect the Business of, or any of the assets owned or used by, Housewares; or

     (ii) that challenges, or that may have the effect of preventing, delaying, making illegal, or otherwise interfering with, any of the Contemplated Transactions.

To the Knowledge of Seller, (A) no such Proceeding has been Threatened, and (B) no event has occurred or circumstance exists that may give rise to or serve as a basis for the commencement of any such Proceeding.

     (b) (i) there is no Order to which Housewares, or any of the assets owned or used by Housewares is subject; (ii) Housewares is not subject to any Order that relates to the business of Housewares; and (ii) no officer, director, agent, or employee of Housewares is subject to any Order that prohibits such officer, director, agent, or employee from engaging in or continuing any conduct, activity, or practice relating to the Business.

SECTION 4.16  ABSENCE OF CERTAIN CHANGES AND EVENTS.

Since the date of the Balance Sheet, Housewares has conducted its business only in the Ordinary Course of Business and there has not been any:

     (a) change in Housewares' authorized or issued capital stock; grant of any stock option or right to purchase shares of capital stock of Housewares; issuance of any security convertible into such capital stock; grant of any registration rights; purchase, redemption, retirement, or other acquisition by Housewares of any shares of any such capital stock; or declaration or payment of any dividend or other distribution or payment in respect of shares of capital stock;

     (b) amendment to the Organizational Documents of Housewares;

     (c) payment or increase by Housewares of any bonuses, salaries, or other compensation to any stockholder, director, officer, or (except in the Ordinary Course of Business) employee or entry into any employment, severance, or similar Contract with any director, officer, or employee;

     (d) adoption of, or increase in the payments to or benefits under, any profit sharing, bonus, deferred compensation, savings, insurance, pension, retirement, or other employee benefit plan for or with any employees of Housewares;

     (e) damage to or destruction or loss of any asset or property of Housewares, whether or not covered by insurance, materially and adversely affecting the properties, assets, business, financial condition, or prospects of Housewares, taken as a whole;

     (f) entry into, termination of, or receipt of notice of termination of (i) any license, distributorship, dealer, sales representative, joint venture, credit, or similar agreement, or (ii) any Contract or transaction involving a total remaining commitment by or to Housewares of at least $25,000;

     (g) sale (other than sales of Inventory in the Ordinary Course of Business), lease, or other disposition of any of the assets or property of Housewares or mortgage, pledge, or imposition of any lien or other encumbrance on any assets or property of Housewares, including the sale, lease, or other disposition of any of the Intellectual Property Assets;

     (h) cancellation or waiver of any claims or rights with a value to Housewares in excess of $25,000;

     (i) material change in the accounting methods used by Housewares; or

     (j) agreement, whether oral or written, by Seller or Housewares to do any of the foregoing.

SECTION 4.17  CONTRACTS; NO DEFAULTS.

     (a) Part 4.17(a) of the Disclosure Schedule contains a complete and accurate list, and, to Seller's Knowledge, Seller has delivered to Buyer true and complete copies, of:

     (i) each Applicable Contract that involves performance of services or delivery of goods or materials by Housewares of an amount or value in excess of $25,000;

     (ii) each Applicable Contract that involves performance of services or delivery of goods or materials to Housewares of an amount or value in excess of $25,000;

     (iii) each Applicable Contract that was not entered into in the Ordinary Course of Business and that involves expenditures or receipts of Housewares in excess of $25,000;

     (iv) each lease, rental or occupancy agreement, license, installment and conditional sale agreement, and other Applicable Contract affecting the ownership of, leasing of, title to, use of, or any Leasehold Estate or other interest in personal property (except personal property leases and installment and conditional sales agreements having a value per item or aggregate payments of less than $25,000);

     (v) each licensing agreement or other Applicable Contract with respect to Patents, Marks, Copyrights, Masks, Trades Secrets or other intellectual property, including agreements with current or former employees, consultants, or contractors regarding the appropriation or the non-disclosure of any of the Intellectual Property Assets;

     (vi) each collective bargaining agreement and other Applicable Contract to or with any labor union or other employee representative of a group of employees;

     (vii) each joint venture, partnership, and other Applicable Contract (however named) involving a sharing of profits, losses, costs, or liabilities by Housewares with any other Person;

     (viii) each Applicable Contract containing covenants that in any way purport to restrict the business activity of Housewares or any Affiliate of Housewares or limit the freedom of Housewares or any Affiliate of Housewares to engage in any line of business or to compete with any Person;

     (ix) each Applicable Contract providing for payments to or by any Person based on sales, purchases, or profits, other than direct payments for goods;

     (x) each power of attorney that is currently effective and outstanding;

     (xi) each Applicable Contract entered into other than in the Ordinary Course of Business that contains or provides for an express undertaking by Housewares to be responsible for consequential damages;

     (xii) each Applicable Contract for capital expenditures in excess of $25,000;

     (xiii) each written warranty, guaranty, and or other similar undertaking with respect to contractual performance extended by Housewares other than in the Ordinary Course of Business; and

     (xiv) each amendment, supplement, and modification (whether oral or written) in respect of any of the foregoing.

     (b) Except as set forth in Part 4.17(b) of the Disclosure Schedule:

     (i) no Related Person of Housewares has or may acquire any rights under, and no Related Person of Housewares has or may become subject to any obligation or liability under, any Contract that relates to the business of, or any of the assets owned or used by Housewares; and

     (ii) no officer, director, agent, employee, consultant, or contractor of Housewares is bound by any Contract that purports to limit the ability of such officer, director, agent, employee, consultant, or contractor to (A) engage in or continue any conduct, activity, or practice relating to the business of Housewares, or (B) assign to Housewares or to any other Person any rights to any invention, improvement, or discovery.

     (c) Each Contract identified or required to be identified in Part 4.17(a) of the Disclosure Schedule is in full force and effect and is valid and enforceable in accordance with its terms.

     (d) Except as set forth in Part 4.17(d) of the Disclosure Schedule:

     (i) Housewares is, and at all times has been, in full compliance with all applicable terms and requirements of each Contract under which Housewares has or had any obligation or liability or by which Housewares or any of the assets owned or used by Housewares is or was bound;

     (ii) each other Person that has or had any obligation or liability under any Contract under which Housewares has or had any rights is, and at all times has been, in full compliance with all applicable terms and requirements of such Contract;

     (iii) no event has occurred or circumstance exists that (with or without notice or lapse of time) may contravene, conflict with, or result in a violation or breach of, or give Housewares or other Person the right to declare a default or exercise any remedy under, or to accelerate the maturity or performance of, or to cancel, terminate, or modify, any Applicable Contract; and

     (iv) Housewares has not given to or received from any other Person at any time any notice or other communication (whether oral or written) regarding any actual, alleged, possible, or potential violation or breach of, or default under, any Contract.

     (e) There are no renegotiations of, attempts to renegotiate, or outstanding rights to renegotiate any material amounts paid or payable to Housewares under current or completed Contracts with any Person and no such Person has made written demand for such renegotiation.

     (f) The Applicable Contracts have been entered into in the Ordinary Course of Business and have been entered into without the commission of any act alone or in concert with any other Person, or any consideration having been paid or promised, that is or would be in violation of any Legal Requirement.

SECTION 4.18  INSURANCE.

     (a) Seller has delivered to Buyer:

     (i) true and complete copies of all policies of insurance to which Housewares is a party or under which Housewares, or any director of Housewares, is covered; and

     (ii) true and complete copies of all pending applications for policies of insurance.

     (b) Part 4.18(b) of the Disclosure Schedule describes:

     (i) any self-insurance arrangement by or affecting Housewares, including any reserves established thereunder;

     (ii) any contract or arrangement, other than a policy of insurance, for the transfer or sharing of any risk by Housewares; and

     (iii) all obligations of Housewares to third parties with respect to insurance (including such obligations under leases and service agreements) and identifies the policy under which such coverage is provided.

     (c) Part 4.18(c) of the Disclosure Schedule sets forth, by year, for the current policy year and each of the two (2) preceding policy years:

     (i) a summary of the loss experience under each policy;

     (ii) a statement describing each unpaid claim under an insurance policy for an amount in excess of $10,000, which sets forth:

     (A) the name of the claimant;

     (B) a description of the policy by insurer, type of insurance, and period of coverage; and

     (C) the amount and a brief description of the claim; and

     (iii) a statement describing the loss experience for all claims that were self-insured, including the number and aggregate cost of such claims.

     (d) Except as set forth on Part 4.18(d) of the Disclosure Schedule:

     (i) All policies to which Housewares is a party or that provide coverage to Housewares or any director or officer of Housewares:

     (A) are valid, outstanding, and enforceable;

     (B) are issued by an insurer that is financially sound and reputable;

     (C) taken together, provide adequate insurance coverage for the assets and the operations of Housewares;

     (D) are sufficient for compliance with all Legal Requirements and Applicable Contracts;

     (E) will continue in full force and effect following the consummation of the Contemplated Transactions; and

     (F) do not provide for any retrospective premium adjustment or other experienced-based liability on the part of Housewares.

     (ii) Housewares has not received (A) any refusal of coverage or any notice that a defense will be afforded with reservation of rights, or (B) any notice of cancellation or any other indication that any insurance policy is no longer in full force or effect or will not be renewed or that the issuer of any policy is not willing or able to perform its obligations thereunder.

     (iii) Housewares has paid all premiums due, and have otherwise performed all of its obligations, under each policy to which Housewares is a party or that provides coverage to Housewares or a director thereof.

     (iv) Housewares has given notice to the insurer of all claims that may be insured thereby.

SECTION 4.19  EMPLOYEES.

     To the Seller's Knowledge, no employee or director of Housewares is a party to, or is otherwise bound by, any agreement or arrangement, including any confidentiality, noncompetition, or proprietary rights agreement, between such employee or director and any other Person ("Proprietary Rights Agreement") that in any way adversely affects or will affect (i) the performance of his duties as an employee or director of Housewares, or (ii) the ability of Housewares to conduct its business, including any Proprietary Rights Agreement with Housewares by any such employee or director. To Seller's Knowledge, no officer or other key employee of Housewares intends to terminate his employment with Housewares.

SECTION 4.20  LABOR RELATIONS; COMPLIANCE.

Except as disclosed on Part 4.20 of the Disclosure Schedule, Housewares has not been or has not been a party to any collective bargaining or other labor Contract. There has not been, there is not presently pending or existing, and to Seller's Knowledge there is not Threatened, (a) any strike, slowdown, picketing, work stoppage, or employee grievance process, (b) any Proceeding against or affecting Housewares relating to the alleged violation of any Legal Requirement pertaining to labor relations or employment matters, including any charge or complaint filed by an employee or union with the National Labor Relations Board, the Equal Employment Opportunity Commission, or any comparable Governmental Body, organizational activity, or other labor or employment dispute against or affecting Housewares or its premises, or (c) any application for certification of a collective bargaining agent. To Seller's Knowledge no event has occurred or circumstance exists that could provide the basis for any work stoppage or other labor dispute. There is no lockout of any employees by Housewares, and no such action is contemplated by Housewares. Housewares has complied in all respects with all Legal Requirements relating to employment, equal employment opportunity, nondiscrimination, immigration, wages, hours, benefits, collective bargaining, the payment of social security and similar taxes, occupational safety and health, and plant closing. Housewares is not liable for the payment of any compensation, damages, taxes, fines, penalties, or other amounts, however designated, for failure to comply with any of the foregoing Legal Requirements.

SECTION 4.21  INTELLECTUAL PROPERTY ASSETS.

     (a) Agreements--Part 4.21(a) of the Disclosure Schedule contains a complete and accurate list and summary description, including any royalties paid or received by Housewares, of all Applicable Contracts relating to the Intellectual Property Assets, except for any license implied by the sale of a product and perpetual, paid-up licenses for commonly available software programs with a minimal value under which Housewares is the licensee. There are no outstanding and, to Seller's Knowledge, no Threatened disputes or disagreements with respect to any such agreement.

     (b) Know-How Necessary for the Business

     (i) The Intellectual Property Assets are all those necessary for the operation of Housewares' business as it is currently conducted. Housewares is the owner of all right, title, and interest in and to each of the Intellectual Property Assets, free and clear of all liens, security interests, charges, encumbrances, equities, and other adverse claims, and has the right to use without payment to a third party all of the Intellectual Property Assets.

     (ii) Except as set forth in Part 4.21(b) of the Disclosure Schedule, all former and current employees of Housewares have executed written Contracts with Housewares that assign to Housewares all rights to any inventions, improvements, discoveries, or information relating to the business of Housewares. To Seller's Knowledge, no employee of Housewares has entered into any Contract that restricts or limits in any way the scope or type of work in which the employee may be engaged or requires the employee to transfer, assign, or disclose information concerning his work to anyone other than Housewares.

     (c) Patents

     (i) Part 4.21(c) of the Disclosure Schedule contains a complete and accurate list and summary description of all Patents. Housewares is the owner of all right, title, and interest in and to each of the Patents, free and clear of all liens, security interests, charges, encumbrances, entities, and other adverse claims.

     (ii) All of the issued Patents are currently in compliance with formal legal requirements (including payment of filing, examination, and maintenance fees and proofs of working or use), are valid and enforceable, and are not subject to any maintenance fees or taxes or actions falling due within ninety days after the Effective Date.

     (iii) No Patent has been or is now involved in any interference, reissue, reexamination, or opposition proceeding. To Seller's Knowledge, there is no potentially interfering patent or patent application of any third party.

     (iv) No Patent is infringed or, to Seller's Knowledge, has been challenged or threatened in any way. None of the products manufactured and sold, nor any process or know-how used, by Housewares infringes or is alleged to infringe any patent or other proprietary right of any other Person.

     (v) All products made, used, or sold under the Patents have been marked with the proper patent notice.

     (d) Marks

     (i) Part 4.21(d) of the Disclosure Schedule contains a complete and accurate list and summary description of all Marks. Housewares is the owner of all right, title, and interest in and to each of the Marks, free and clear of all liens, security interests, charges, encumbrances, equities, and other adverse claims.

     (ii) All Marks that have been registered with the United States Patent and Trademark Office are currently in compliance with all formal legal requirements (including the timely post-registration filing of affidavits of use and incontestability and renewal applications), are valid and enforceable, and are not subject to any maintenance fees or taxes or actions falling due within ninety days after the Effective Date.

     (iii) No Mark has been or is now involved in any opposition, invalidation, or cancellation and, to Seller's Knowledge, no such action is Threatened with the respect to any of the Marks.

     (iv) To Seller's Knowledge, there is no potentially interfering trademark or trademark application of any third party.

     (v) No Mark is infringed or, to Seller's Knowledge, has been challenged or threatened in any way. None of the Marks used by Housewares infringes or is alleged to infringe any trade name, trademark, or service mark of any third party.

     (vi) All products and materials containing a Mark bear the proper federal registration notice where permitted by law.

     (e) Copyrights

     (i) Part 4.21(e) of the Disclosure Schedule contains a complete and accurate list and summary description of all Copyrights. Housewares is the owner of all right, title, and interest in and to each of the Copyrights, free and clear of all liens, security interests, charges, encumbrances, equities, and other adverse claims.

     (ii) All the Copyrights have been registered and are currently in compliance with formal legal requirements, are valid and enforceable, and are not subject to any maintenance fees or taxes or actions falling due within ninety days after the Effective Date.

     (iii) To Seller's Knowledge, no Copyright is infringed or, to Seller's Knowledge, has been challenged or threatened in any way. None of the subject matter of any of the Copyrights infringes or is alleged to infringe any copyright of any third party or is a derivative work based on the work of a third party.

     (iv) All works encompassed by the Copyrights have been marked with the proper copyright notice.

     (f) Trade Secrets

     (i) With respect to each Trade Secret, the documentation relating to such Trade Secret is current, accurate, and sufficient in detail and content to identify and explain it and to allow its full and proper use without reliance on the knowledge or memory of any individual.

     (ii) Housewares has taken all reasonable precautions to protect the secrecy, confidentiality, and value of its Trade Secrets.

     (iii) To Seller's Knowledge, Housewares has good title and an absolute (but not necessarily exclusive) right to use the Trade Secrets. The Trade Secrets are not part of the public knowledge or literature, and, to Seller's Knowledge, have not been used, divulged, or appropriated either for the benefit of any Person (other than for Housewares) or to the detriment of Housewares. No Trade Secret is subject to any adverse claim or has been challenged or threatened in any way.

SECTION 4.22  CERTAIN PAYMENTS.

Neither Housewares nor any director, officer, agent, or employee of Housewares, or to Seller's Knowledge any other Person associated with or acting for or on behalf of Housewares, has directly or indirectly (a) made any contribution, gift, bribe, rebate, payoff, influence payment, kickback, or other payment to any Person, private or public, regardless of form, whether in money, property, or services (i) to obtain favorable treatment in securing business, (ii) to pay for favorable treatment for business secured, (iii) to obtain special concessions or for special concessions already obtained, for or in respect of Housewares or any Affiliate of Housewares, or (iv) in violation of any Legal Requirement, (b) established or maintained any fund or asset that has not been recorded in the books and records of Housewares.

SECTION 4.23  DISCLOSURE.

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



     (a) No representation or warranty of Seller in this Agreement and no statement in the Disclosure Schedule omits to state a material fact necessary to make the statements herein or therein, in light of the circumstances in which they were made, not misleading.

     (b) No notice given pursuant to Section 6.5 will contain any untrue statement or omit to state a material fact necessary to make the statements therein or in this Agreement, in light of the circumstances in which they were made, not misleading.

     (c) There is no fact known to Seller that has specific application to Housewares (other than general economic or industry conditions) and that materially adversely affects or, as far as Seller can reasonably foresee, materially threatens, the assets, business, prospects, financial condition, or results of operations of Housewares that has not been set forth in this Agreement or the Disclosure Schedule.

SECTION 4.24  RELATIONSHIPS WITH RELATED PERSONS.

Except as set forth on Part 4.24 of the Disclosure Schedule, (a) no Related Person of Seller or Housewares has had any interest in any property (whether real, personal, or mixed and whether tangible or intangible), used in or pertaining to Housewares' Business; (b) no Related Person of Seller or Housewares has owned (of record or as a beneficial owner) an equity interest or any other financial or profit interest in, a Person that has (i) had business dealings or a financial interest in any transaction with Housewares, or (ii) engaged in competition with Housewares with respect to any line of the products or services of Housewares (a "Competing Business") in any market presently served by Housewares. Except as set forth in Part 4.24 of the Disclosure Schedule, no Related Person of Seller or Housewares is a party to any Contract with, or has any claim or right against, Housewares. To Seller's Knowledge, each relationship or Contract set forth on Part 4.24 of the Disclosure Schedule was entered into on an arms length basis, on terms that reflect the fair market value for services rendered or products supplied or purchased.

SECTION 4.25  BROKERS OR FINDERS.

Seller and its agents have incurred no obligation or liability, contingent or otherwise, for brokerage or finders' fees or agents' commissions or other similar payment in connection with this Agreement.

SECTION 4.26  CUSTOMERS AND SUPPLIERS.

     (a) Part 4.26 of the Disclosure Schedule contains a complete and accurate list of (a) the 5 largest customers of Housewares in terms of sales during Housewares' last fiscal year, showing the approximate total sales by Housewares to each such customer during such fiscal year; (b) the 5 largest suppliers of Housewares in terms of purchases during Housewares' last fiscal, showing the approximate total purchases by Housewares from each such supplier during such fiscal year. Since the date of the Balance Sheet, there has be no material adverse change in the business relationship of Housewares with any customer or supplier named in Part 4.26 of the Disclosure Schedule.

     (b) There has been no notice from any supplier of an item material to Housewares that such supplier will not continue to make deliveries on the same price, quality and delivery terms and conditions consistent with past practices of such suppliers. No condition or state of facts exists concerning the suppliers of Housewares which would materially and adversely affect the business of Housewares or prevent Housewares from conducting its business after the consummation of the Contemplated Transactions.

SECTION 4.27  PURCHASE COMMITMENTS AND OUTSTANDING BIDS.

As of the Closing Date, the aggregate of all accepted and unfulfilled orders for the sale merchandise entered into by Housewares does not exceed $50,000, and the aggregate of all Contracts or commitments for the purchase of supplies by it does not exceed $50,000, all of which orders, Contracts and commitments were made in the Ordinary Course of Business. As of the Closing Date, there are no claims against Housewares to return merchandise by reason of alleged overshipments, defective merchandise or otherwise, or of merchandise in the hands of customers under an understanding that such merchandise would be returnable. No outstanding purchase or outstanding lease commitment of Housewares presently is in excess of the normal, ordinary and usual requirements of its business or was made at any price in excess of the now current market price or contains terms and conditions more onerous than those usual and customary in Housewares' business. There is no outstanding bid, proposal, Contract or unfilled order of Housewares which will or would, if accepted, have a material adverse effect, individually or in the aggregate, on the business of financial condition of Housewares.


              SECTION 5.  REPRESENTATIONS AND WARRANTIES OF BUYER

Buyer represents and warrants to Seller as follows:

SECTION 5.1  ORGANIZATION AND GOOD STANDING.

Buyer is a corporation duly organized, validly existing, and in good standing under the laws of the State of Delaware.

SECTION 5.2  AUTHORITY; NO CONFLICT.

     (a) This Agreement constitutes the legal, valid, and binding obligation of Buyer, enforceable against Buyer in accordance with its terms. Upon the execution and delivery by Buyer of the Employment Agreement (the "Buyer's Closing Documents"), the Buyer's Closing Documents will constitute the legal, valid, and binding obligations of Buyer, enforceable against Buyer in accordance with their respective terms. Buyer has the absolute and unrestricted right, power, and authority to execute and deliver this Agreement and the Buyer's Closing Documents and to perform its obligations under this Agreement and the Buyer's Closing Documents.

     (b) Except as set forth in Schedule 5.2, neither the execution and delivery of this Agreement by Buyer nor the consummation or performance of any of the Contemplated Transactions by Buyer will give any Person the right to prevent, delay, or otherwise interfere with any of the Contemplated Transactions pursuant to:

     (i) any provision of Buyer's Organizational Documents;

     (ii) any resolution adopted by the board of directors or the stockholders of Buyer;

     (iii) any Legal Requirement or Order to which Buyer may be subject; or

     (iv) any Contract to which Buyer is a party or by which Buyer may be bound.

Except as set forth in Schedule 5.2, Buyer is not and will not be required to obtain any Consent from any Person in connection with the execution and delivery of this Agreement or the consummation or performance of any of the Contemplated Transactions.

SECTION 5.3  CERTAIN PROCEEDINGS.

There is no pending Proceeding that has been commenced against Buyer and that challenges, or may have the effect of preventing, delaying, making illegal, or otherwise interfering with, any of the Contemplated Transactions. To Buyer's Knowledge, no such Proceeding has been Threatened.

SECTION 5.4  BROKERS OR FINDERS.

Buyer and its officers and agents have incurred no obligation or liability, contingent or otherwise, for brokerage or finders' fees or agents' commissions or other similar payment in connection with this Agreement and will indemnify and hold Seller harmless from any such payment alleged to be due by or through Buyer as a result of the action of Buyer or its officers or agents.


     SECTION 6.  COVENANTS OF SELLER AND HOUSEWARES PRIOR TO CLOSING DATE.

SECTION 6.1  ACCESS AND INVESTIGATION.

Between the date of this Agreement and the Closing Date, Seller and Housewares will and will cause their respective Representatives to, (a) afford Buyer and its Representatives and prospective lenders and their Representatives (collectively, "Buyer's Advisors") full and free access to Housewares personnel, properties (including subsurface testing), Contracts, Books and Records, and other documents and data, (b) furnish Buyer and Buyer's Advisors with copies of all such Contracts, Books and Records, and other existing documents and data as Buyer may reasonably request, and (c) furnish Buyer and Buyer's Advisors with such additional financial, operating, and other data and information as Buyer may reasonably request. Buyer's investigation of Housewares pursuant to the foregoing shall not modify, diminish, alter nor in any way affect the scope, content or legal effect of the Seller's representations and warranties set forth in this Agreement.

SECTION 6.2  OPERATION OF THE BUSINESS OF HOUSEWARES; MAINTENANCE OF ASSETS.

Between the date of this Agreement and the Closing Date, Seller and Housewares will:

     (a) conduct the business of Housewares only in the Ordinary Course of Business;

     (b) use their Best Efforts to preserve intact the current business organization of Housewares, keep available the services of the current officers, employees, and agents of Housewares, and maintain the relations and good will with suppliers, customers, landlords, creditors, employees, agents, and others having business relationships with Housewares;

     (c) confer with Buyer concerning operational matters of a material nature;

     (d) otherwise report periodically to Buyer concerning the status of the business, operations, and finances of Housewares; and

     (e) maintain the Housewares assets in substantially their current state of repair, excepting normal wear and tear and, through the Closing Date, maintain insurance covering such assets similar to that in effect on the date hereof.

SECTION 6.3  NEGATIVE COVENANT.

Except as otherwise expressly permitted by this Agreement, between the date of this Agreement and the Closing Date, Seller and Housewares will not, without the prior consent of Buyer, take any affirmative action, or fail to take any reasonable action within their control, as a result of which any of the changes or events listed in Section 4.16 is likely to occur.

SECTION 6.4  REQUIRED APPROVALS.

As promptly as practicable after the date of this Agreement, Seller and Housewares will make all filings required by Legal Requirements to be made by it in order to consummate the Contemplated Transactions. Between the date of this Agreement and the Closing Date, Seller and Housewares will (a) cooperate with Buyer with respect to all filings that Buyer elects to make or is required by Legal Requirements to make in connection with the Contemplated Transactions, and (b) cooperate with Buyer in obtaining all consents identified in Schedule 5.2.

SECTION 6.5  NOTIFICATION.

Between the date of this Agreement and the Closing Date, Seller will promptly notify Buyer in writing if Seller or Housewares becomes aware of any fact or condition that causes or constitutes a Breach of any of Seller's or Housewares' representations and warranties as of the date of this Agreement, or if Seller or Housewares becomes aware of the occurrence after the date of this Agreement of any fact or condition that would (except as expressly contemplated by this Agreement) cause or constitute a Breach of any such representation or warranty had such representation or warranty been made as of the time of occurrence or discovery of such fact or condition. Should any such fact or condition require any change in the Disclosure Schedule if the Disclosure Schedule were dated the date of the occurrence or discovery of any such fact or condition, Seller will promptly deliver to Buyer a supplement to the Disclosure Schedule specifying such change. During the same period, Seller will promptly notify Buyer of the occurrence of any Breach of any covenant of Seller or Housewares in this
Section 6 or of the occurrence of any event that may make the satisfaction of the conditions in Section 8 impossible or unlikely.

SECTION 6.6  PAYMENT OF INDEBTEDNESS BY RELATED PERSONS.

Except as expressly provided in this Agreement, Seller and Housewares will cause all indebtedness owed to or due from any Related Person of Housewares to be paid in full prior to Closing.

SECTION 6.7  NO NEGOTIATION.

Until such time, if any, as this Agreement is terminated pursuant to Section 11, Seller and Housewares will not, and will cause each of their respective Representatives not to, directly or indirectly solicit, initiate, or encourage any inquiries or proposals from, discuss or negotiate with, provide any non-public information to, or consider the merits of any unsolicited inquiries or proposals from, any Person (other than Buyer) relating to any transaction involving the sale of the Business (other than in the Ordinary Course of Business) of Housewares, or any of the capital stock of Housewares, or any merger, consolidation, business combination, or similar transaction involving Housewares.

SECTION 6.8  BEST EFFORTS.

Between the date of this Agreement and the Closing Date, Seller and Housewares will use their Best Efforts to cause the conditions in Sections 8 and 9 to be satisfied.


              SECTION 7.  COVENANTS OF BUYER PRIOR TO CLOSING DATE

SECTION 7.1  APPROVALS OF GOVERNMENTAL BODIES.

As promptly as practicable after the date of this Agreement, Buyer will, and will cause each of its Related Persons to, make all filings required by Legal Requirements to be made by them to consummate the Contemplated Transactions. Between the date of this Agreement and the Closing Date, Buyer will, and will cause each Related Person to, (a) cooperate with Seller and Housewares with respect to all filings that Seller and Housewares are required by Legal Requirements to make in connection with the Contemplated Transactions, and (b) cooperate with Seller and Housewares in obtaining all consents identified in
Part 4.2 of the Disclosure Schedule; provided that this Agreement will not require Buyer to dispose of or make any change in any portion of its business or to incur any other burden to obtain a Governmental Authorization.

SECTION 7.2  BEST EFFORTS.

Except as set forth in the proviso to Section 7.1, between the date of this Agreement and the Closing Date, Buyer will use its Best Efforts to cause the conditions in Sections 8 and 9 to be satisfied.


        SECTION 8.  CONDITIONS PRECEDENT TO BUYER'S OBLIGATIONS TO CLOSE

Buyer's obligation to effect the Merger under the terms of this Agreement and to take the other actions required to be taken by Buyer at the Closing is subject to the satisfaction, at or prior to the Closing, of each of the following conditions (any of which may be waived by Buyer, in whole or in part):

SECTION 8.1  ACCURACY OF REPRESENTATIONS

     All of Seller's and Housewares' representations and warranties in this Agreement (considered collectively), and each of these representations and warranties (considered individually), must have been accurate in all material respects as of the date of this Agreement, and must be accurate in all material respects as of the Closing Date as if made on the Closing Date.

SECTION 8.2  SELLER'S AND HOUSEWARES' PERFORMANCE

     (a) All of the covenants and obligations that Seller and Housewares are required to perform or to comply with pursuant to this Agreement at or prior to the Closing (considered collectively), and each of these covenants and obligations (considered individually), must have been duly performed and complied with in all material respects.

     (b) Each document required to be delivered pursuant to Section 3.2 must have been delivered, and each of the other covenants and obligations in Sections 6.4 and 6.8 must have been performed and complied with in all respects.

SECTION 8.3  CONSENTS

Each of the Consents identified in Part 4.2 of the Disclosure Schedule, and each Consent identified in Schedule 5.2, must have been obtained and must be in full force and effect.

SECTION 8.4  ADDITIONAL DOCUMENTS.

Each of the following documents must have been delivered to Buyer:

     (a) an opinion of John Roncone of the Roncone Law Offices dated the Closing Date, in the form of Exhibit 8.4(a);

     (b) estoppel certificates executed on behalf of ______________ and _________________, dated as of [a date not more than ___ days prior to] the Closing Date, each in the form of Exhibit 8.4(b);

     (c) resignations of the Seller and all of Housewares' appointees from their respective positions as officers and directors of Housewares and as Trustees of any plan; and

     (c) such other documents as Buyer may reasonably request for the purpose of (i) enabling its counsel to provide the opinion referred to in Section 9.4(a), (ii) evidencing the accuracy of any of Seller's and Housewares' representations and warranties, (iii) evidencing the performance by Seller and Housewares of, or the compliance by Seller and Housewares with, any covenant or obligation required to be performed or complied with by Seller and Housewares,
(iv) evidencing the satisfaction of any condition referred to in this Section 8, or

(v) otherwise facilitating the consummation or performance of any of the Contemplated Transactions.

SECTION 8.5  NO PROCEEDINGS.

Since the date of the Balance Sheet, there must not have been commenced or Threatened against Seller or Housewares, or against any Person affiliated with Housewares, any Proceeding (a) involving any challenge to, or seeking damages or other relief in connection with, any of the Contemplated Transactions, or
(b) that may have the effect of preventing, delaying, making illegal, or otherwise interfering with any of the Contemplated Transactions.

SECTION 8.6  NO CLAIM REGARDING STOCK OWNERSHIP OR SALE PROCEEDS.

There must not have been made or Threatened by any Person any claim asserting that such Person (a) is the holder or the beneficial owner of, or has the right to acquire or to obtain beneficial ownership of, any stock of, or any other voting, equity, or ownership interest in, the Housewares, or (b) is entitled to all or any portion of the purchase price payable in consideration of the Merger.

SECTION 8.7  NO PROHIBITION.

Neither the consummation nor the performance of any of the Contemplated Transactions will, directly or indirectly (with or without notice or lapse of time), materially contravene, or conflict with, or result in a material violation of, or cause Buyer or any Person affiliated with Buyer to suffer any material adverse consequence under, (a) any applicable Legal Requirement or Order, or (b) any Legal Requirement or Order that has been published, introduced, or otherwise formally proposed by or before any Governmental Body.

SECTION 8.8  CLOSING OF TAMOR TRANSACTION

Buyer's obligation to close the transactions contemplated under this Agreement is conditioned upon the simultaneous closing of the Tamor Transaction.

SECTION 8.9  LETTER FROM BUYER'S INVESTMENT BANKER.

Buyer shall have received a letter dated on or before the Closing Date from Buyer's investment banker addressed to Buyer indicating such investment banker's ability to arrange adequate financing to close the Contemplated Transactions.

SECTION 8.10  DUE DILIGENCE.

The Buyer obtains a satisfactory report, based on reasonable objective standards, from its due diligence investigation; provided, however, that if Buyer does not provide notice to Seller and Housewares of dissatisfaction by December 16, 1996, this condition shall be deemed waived and satisfied.

SECTION 8.11 MATERIAL CHANGE. Between the date of the Balance Sheet and the Closing, there shall not be a material adverse change in the assets, prospects, condition (financial or otherwise) or properties of Housewares. There also shall not have occurred any material damage to the assets or properties of Housewares, regardless of insurance, nor shall any legislation have been enacted which materially and adversely affects Housewares.


SECTION 9.  CONDITIONS PRECEDENT TO SELLER'S AND HOUSEWARES' OBLIGATION TO CLOSE

Seller's and Housewares' obligation to effect the Merger and for Seller to accept the Merger Shares and to take the other actions required to be taken by Seller and Housewares at the Closing is subject to the satisfaction, at or prior to the Closing, of each of the following conditions (any of which may be waived by Seller or Housewares, in whole or in part):

SECTION 9.1  ACCURACY OF REPRESENTATIONS.

All of Buyer's representations and warranties in this Agreement (considered collectively), and each of these representations and warranties (considered individually), must have been accurate in all material respects as of the date of this Agreement and must be accurate in all material respects as of the Closing Date as if made on the Closing Date.

SECTION 9.2  BUYER'S PERFORMANCE.

     (a) All of the covenants and obligations that Buyer is required to perform or to comply with pursuant to this Agreement at or prior to the Closing (considered collectively), and each of these covenants and obligations (considered individually), must have been performed and complied with in all material respects.

     (b) Buyer must have delivered each of the documents required to be delivered by Buyer pursuant to Section 3.2 and must have made the cash payment and delivery of the Merger Shares required to be made by Buyer pursuant to
Section 2.5.

SECTION 9.3  CONSENTS.

Each of the Consents identified in Part 4.2 of the Disclosure Schedule must have been obtained and must be in full force and effect.

SECTION 9.4  ADDITIONAL DOCUMENTS.

Buyer must have caused the following documents to be delivered to Seller and Housewares :

     (a) an opinion of Much Shelist Freed Denenberg Ament Bell & Rubenstein, P.C., dated the Closing Date, in the form of Exhibit 9.4(a); and

     (b) such other documents as Seller and Housewares may reasonably request for the purpose of (i) enabling their counsel to provide the opinion referred to in Section 7.4(a), (ii) evidencing the accuracy of any representation or warranty of Buyer, (iii) evidencing the performance by Buyer of, or the compliance by Buyer with, any covenant or obligation required to be performed or complied with by Buyer, (ii) evidencing the satisfaction of any condition referred to in this Section 8, or (v) otherwise facilitating the consummation of any of the Contemplated Transactions.

SECTION 9.5  NO INJUNCTION.

There must not be in effect any Legal Requirement or any injunction or other Order that (a) prohibits the Merger, and (b) has been adopted or issued, or has otherwise become effective, since the date of this Agreement.

SECTION 9.6  CLOSE OF TAMOR TRANSACTION.

Seller's and Housewares' obligation to close the transactions contemplated under this Agreement is conditioned upon the simultaneous closing of the Tamor Transaction.


               SECTION 10.  REGISTRATION RIGHTS OF MERGER SHARES

SECTION 10.1  REGISTRATION RIGHTS OF SELLER.

     During the twenty-four (24) month period beginning after the Closing, Seller shall have the right on no more than two occasions to request that Buyer register at least an aggregate of 100,000 the Merger Shares, appropriately adjusted for any subsequent stock dividend or stock split (the "Request"). As soon as is reasonably practicable after receipt of the Request, Buyer will file with the Securities and Exchange Commission and use its best efforts to have declared effective a registration statement for an offering on a continuous or delayed basis in the future pursuant to Rule 415 of the Securities Act on Form S-3 thereunder to permit the sale, transfer or other disposition intended by Seller of such shares (the "Registration"). Buyer shall be obligated to continue such Registration in effect until the time at which legal counsel for Buyer determines that the Merger Shares can be sold free of registration under the Securities Act. In the event Buyer is involved in any event which would require that such a registration statement be terminated or suspended, Buyer may terminate or suspend such registration statement for a period not to exceed sixty (60) days, but shall promptly thereafter cause a new Registration to be effective for the Merger Shares subject to the Request.

     If Seller is unable to register the Merger Shares pursuant to a Registration as described above for any reason, then Shareholders may elect at such time to receive in cash the portion of the purchase price originally allocated to the Merger Shares. In addition, on the second occasion, if any, that Buyer is involved in an event which would require that such a registration statement be terminated or suspended for a period not to exceed sixty (60) days (as described above), then Shareholders also may elect at such time to receive in cash the portion of the purchase price originally allocated to the Merger Shares.

SECTION 10.2  EXPENSES; INDEMNIFICATION.

     (a) Buyer shall bear all expenses of any Registration under this Section other than (i) broker or dealer charges and (ii) counsel fees and expenses of Seller. Buyer will furnish copies of preliminary prospectuses, final prospectuses (together with supplements thereto) and other documents necessary or incidental to the offerings and dispositions pursuant to the Registration in such quantities as Seller may reasonably request.

     (b) Seller agrees to provide Buyer written notice of the sale of any of the Merger Shares not less than three (3) business days prior to the closing date of such sale. It is understood and agreed that the Merger Shares covered by the Registration shall be sold by Seller in ordinary brokerage transactions.

     (c) With respect to the registration statement effected pursuant to this Section, Buyer agrees to indemnify and hold harmless and defend Seller and each person who may control it within the meaning of the Securities Act against any and all losses, claims, damages, actions, or liabilities (including reasonable legal and other expenses incurred in investigating and defending the same), joint or several, to which Seller may become subject under the Securities Act or otherwise, arising out of or based upon any untrue or alleged untrue statement of a material fact contained in such registration statement or any preliminary prospectus or prospectus with respect thereto, or any amendment or supplement thereto, or the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading; provided, however, that the indemnity contained in this Section shall no apply to any such losses, claims, damages, actions or liabilities arising out of or based upon any untrue or alleged untrue statement or omission or alleged omission made in reliance upon and in conformity with information furnished in writing to Buyer by or on behalf of Seller for use therein. Seller agrees that as soon as practicable after the receipt of notice of any claim or action against it in respect of which indemnity may be sought from Buyer hereunder, Seller will notify Buyer thereof in writing. Upon receipt of such notice Buyer shall have the right to assume the defense of such claim or action (including the employment of counsel and the payment of expenses) insofar as such claim or action shall relate to any alleged liability in respect of which indemnity may be sought from Buyer hereunder. Seller further agrees that it will in the same manner and to the same extent as set forth above indemnify, hold harmless and defend each of its directors and each of its officers who has signed any such registration statement with respect to any such untrue or alleged untrue statement or omission or allege omission made in reliance upon and in conformity with such information furnished in writing to Buyer by or on behalf of Seller and that in case any claim or action in respect of which indemnity may be sought from Seller hereunder arises it will have the right to assume the defense thereof as set forth above. Buyer shall have similar obligations to notify Seller thereof as set forth above.

                        SECTION 11.  TERMINATION EVENTS.

SECTION 11.1  TERMINATION EVENTS.

This Agreement may, by notice given prior to or at the Closing, be terminated:

     (a) by either Buyer or Seller if a material Breach of any provision of this Agreement has been committed by the other party and such Breach has not been promptly cured or waived;

     (b) (i) by Buyer if any of the conditions in Section 8 has not been satisfied as of the Closing Date or if satisfaction of such a condition is or becomes impossible (other than through the failure of Buyer to comply with its obligations under this Agreement) and Buyer has not waived such condition on or before the Closing Date; or (ii) by Seller and Housewares, if any of the conditions in Section 9 has not been satisfied of the Closing Date or if satisfaction of such a condition is or becomes impossible (other than through the failure of Seller or Housewares to comply with their obligations under this Agreement) and Seller and Housewares has not waived such condition on or before the Closing Date; or

     (c) by mutual consent of Buyer and Seller.

SECTION 11.2  EFFECT OF TERMINATION.

Each party's right of termination under Section 11.1 is in addition to any other rights it may have under this Agreement or otherwise, and the exercise of a right of termination will not be an election of remedies. If this Agreement is terminated pursuant to Section 11.1, all further obligations of the parties under this Agreement will terminate, except that the obligations in Sections
13.1 and 13.3 will survive; provided, however, that if this Agreement is terminated by a party because of the material Breach of the Agreement by the other party (which Breach has not been cured within a reasonable period after notice thereof) or because one or more of the material conditions to the terminating party's obligations under this Agreement is not satisfied as a result of the other party's failure to comply with its obligations under this Agreement, the terminating party's right to pursue all legal remedies will survive such termination unimpaired.


                     SECTION 12.  INDEMNIFICATION; REMEDIES

SECTION 12.1  SURVIVAL; RIGHT TO INDEMNIFICATION NOT AFFECTED BY KNOWLEDGE.

All representations, warranties, covenants, and obligations in this Agreement, the Disclosure Schedule, the supplements to the Disclosure Schedule, if any, the certificate delivered pursuant to Section 3.2, and any other certificate or document delivered pursuant to this Agreement will survive the Closing. The right to indemnification, payment of Damages or other remedy based on such representations, warranties, covenants, and obligations will not be affected by any investigation conducted with respect to, or any Knowledge acquired (or capable of being acquired) at any time, whether before or after the execution and delivery of this Agreement or the Closing Date, with respect to the accuracy or inaccuracy of or compliance with, any such representation, warranty, covenant, or obligation. The waiver of any condition based on the accuracy of any representation or warranty, or on the performance of or compliance with any covenant or obligation, will not affect the right to indemnification, payment of Damages, or other remedy based on such representations, warranties, covenants, and obligations.

SECTION 12.2  INDEMNIFICATION AND PAYMENT OF DAMAGES BY SELLER.

Seller, will indemnify and hold harmless Buyer and its Representatives, and affiliates (collectively, the "Indemnified Persons") for, and will pay to the Indemnified Persons the amount of, any loss, liability, claim, damage (including incidental and consequential damages), expense (including costs of investigation and defense and reasonable attorneys' fees) or diminution of value, whether or not involving a third-party claim (collectively, "Damages"), arising, directly or indirectly, from or in connection with:

     (a) any Breach of any representation or warranty made by Seller or Housewares in this Agreement, the Disclosure Schedule, or any other certificate or document delivered by Seller and Housewares pursuant to this Agreement;

     (b) any Breach by Seller or Housewares of any covenant or obligation of Seller or Housewares in this Agreement; or

     (c) any claim by any Person for brokerage or finder's fees or commissions or similar payments based upon any agreement or understanding alleged to have been made by any such Person with Seller or Housewares (or any Person acting on its behalf) in connection with any of the Contemplated Transactions.

Notwithstanding the foregoing, Seller will not have any obligation to indemnify Buyer against Damages until Buyer has suffered aggregate Damages by reason of all such Breaches of Twenty-Five Thousand Dollars ($25,000) (the "Damage Threshold"). Seller's indemnification will only extend to those Damages in excess of the Damage Threshold. The remedies provided in this Section 12.2 will not be exclusive of or limit any other remedies that may be available to Buyer or the other Indemnified Persons.

SECTION 12.3  INDEMNIFICATION AND PAYMENT OF DAMAGES BY BUYER.

Buyer will indemnify and hold harmless Seller, and will pay to Seller the amount of any Damages arising, directly or indirectly, from or in connection with (a) any Breach of any representation or warranty made by Buyer in this Agreement or in any certificate delivered by Buyer pursuant to this Agreement,
(b) any Breach by Buyer of any covenant or obligation of Buyer in this Agreement, or (c) any claim by any Person for brokerage or finder's fees or commissions or similar payments based upon any agreement or understanding alleged to have been made by such Person with Buyer (or any Person acting on its behalf) in connection with any of the Contemplated Transactions.

SECTION 12.4  TIME LIMITATIONS.

If the Closing occurs, Seller will have no liability (for indemnification or otherwise) with respect to any representation or warranty, or covenant or obligation to be performed and complied with prior to the Closing Date, other than those in Sections 4.2, 4.3, 4.4, 4.10, 4.11 and 4.13 unless on or before July 1, 1998 Buyer notifies Seller of a claim specifying the factual basis of that claim in reasonable detail to the extent then known by Buyer. A claim with respect to Sections 4.2, 4.3 or 4.4, or a claim for indemnification or reimbursement not based upon any representation or warranty or any covenant or obligation to be performed and complied with prior to the Closing Date, may be made at any time. A claim with respect to Sections 4.10, 4.11 and 4.13 may be made at any time during the applicable statute of limitations. If the Closing occurs, Buyer will have no liability (for indemnification or otherwise) with respect to any representation or warranty, or covenant or obligation to be performed and complied with prior to the Closing Date, unless on or before July 1, 1998 Seller notify Buyer of a claim specifying the factual basis of that claim in reasonable detail to the extent then known by Seller.

SECTION 12.5.  PROCEDURE FOR INDEMNIFICATION - THIRD PARTY CLAIMS.

     (a) Promptly after receipt by an indemnified party of notice under Section 12.2, 12.4 or to the extent provided in the last sentence of Section 12.3, of the commencement of any Proceeding against it, such indemnified party will, if a claim is to be made against an indemnifying party under such Section, give notice to the indemnifying party of the commencement of such claim, but the failure to notify the indemnifying party will not relieve the indemnifying party of any liability that it may have to any indemnified party, except to the extent that the indemnifying party demonstrates that the defense of such action is prejudiced by the indemnifying party's failure to give such notice.

     (b) If any Proceeding referred to in Section 12.5(a) is brought against an indemnified party and it gives notice to the indemnifying party of the commencement of such Proceeding, the indemnifying party will, unless the claim involves Taxes, be entitled to participate in such Proceeding and, to the extent that it wishes (unless (i) the indemnifying party is also a party to such Proceeding and the indemnified party determines in good faith that joint representation would be inappropriate, or (ii) the indemnifying party fails to provide reasonable assurance to the indemnified party of its financial capacity to defend such Proceeding and provide indemnification with respect to such Proceeding), to assume the defense of such Proceeding with counsel satisfactory to the indemnified party and, after notice from the indemnifying party to the indemnified party of its election to assume the defense of such Proceeding, the indemnifying party will not, as long as it diligently conducts such defense, be liable to the indemnified party under this Section 12 for any fees of other counsel or any other expenses with respect to the defense of such Proceeding, in each case subsequently incurred by the indemnified party in connection with the defense of such Proceeding, other than reasonable costs of investigation. If the indemnifying party assumes the defense of a Proceeding, (i) it will be conclusively established for purposes of this Agreement that the claims made in that Proceeding are within the scope of and subject to indemnification; (ii) no compromise or settlement of such claims may be effected by the indemnifying party without the indemnified party's consent unless (A) there is no finding or admission of any violation of Legal Requirements or any violation of the rights of any Person and no effect on any other claims that may be made against the indemnified party, and (B) the sole relief provided is monetary damages that are paid in full by the indemnifying party; and (iii) the indemnified party will have no liability with respect to any compromise or settlement of such claims effected without its consent. If notice is given to an indemnifying party of the commencement of any Proceeding and the indemnifying party does not, within ten days after the indemnified party's notice is given, give notice to the indemnified party of its election to assume the defense of such Proceeding, the indemnifying party will be bound by any determination made in such Proceeding or any compromise or settlement effected by the indemnified party.

     (c) Notwithstanding the foregoing, if an indemnified party determines in good faith that there is a reasonable probability that a Proceeding may adversely affect it or its affiliates other than as a result of monetary damages for which it would be entitled to indemnification under this Agreement, the indemnified party may, by notice to the indemnifying party, assume the exclusive right to defend, compromise, or settle such Proceeding, but the indemnifying party will not be bound by any determination of a Proceeding so defended or any compromise or settlement effected without its consent (which may not be unreasonably withheld).

     (d) Seller hereby consents to the non-exclusive jurisdiction of any court in which a Proceeding is brought against any Indemnified Person for purposes of any claim that an Indemnified Person may have under this Agreement with respect to such Proceeding or the matters alleged therein, and agree that process may be served on Seller with respect to such a claim anywhere in the world.

SECTION 12.6  PROCEDURE FOR INDEMNIFICATION - OTHER CLAIMS.

A claim for indemnification for any matter not involving a third-party claim may be asserted by notice to the party from whom indemnification is sought.

SECTION 12.7  RELEASE.

Seller on his own behalf and on behalf of his Related Persons, hereby releases and forever discharges the Buyer, Housewares and each of their respective past, present and future Representatives, affiliates, successors and assigns (individually a "Releasee" and collectively "Releasees") from any and all claims, demands, Proceedings, causes of action, Orders, obligations, contracts, agreements, debts and liabilities whatsoever, whether known or unknown, at law and in equity, which Seller or any of his Related Persons now has, ever had, or may hereafter have against the Releasees arising contemporaneously with or prior to the Closing Date, including but not limited to, any rights to indemnification or reimbursement from Housewares, whether pursuant to its Organizational Documents, contract or otherwise and whether or not relating to claims pending on or asserted after the Closing Date; provided, however, that nothing contained herein shall operate to release any obligations of Buyer arising under this Agreement or any obligation of Housewares with respect to Seller which is to remain in effect after the Closing as specifically provided in this Agreement. Seller hereby irrevocably covenants to refrain from, directly or indirectly, asserting any claim or demand, or commencing, instituting or causing to be commenced, any proceeding of any kind against any Releasee, based upon any matter purported to be released hereby. Seller's indemnification obligation pursuant to Section 12.2 shall extend to any Damages arising directly or indirectly from or in connection with the assertion by or on behalf of Seller or any of his Related Persons of any claim or other matter purported to be released pursuant to this Section and the assertion of any third party of any claim or demand against any Releasee which arises directly or indirectly from or in connection with any assertion by or on behalf of Seller or any of his Related Persons against such third party with any claims or other matters purported to be released hereby.


                        SECTION 13.  GENERAL PROVISIONS

SECTION 13.1  EXPENSES.

Except as otherwise expressly provided in this Agreement, each party to this Agreement will bear its respective expenses incurred in connection with the preparation, execution, and performance of this Agreement and the Contemplated Transactions, including all fees and expenses of agents, representatives, counsel, and accountants. Seller will cause Housewares not incur any out-of-pocket expenses in connection with this Agreement. In the event of termination of this Agreement, the obligation of each party to pay its own expenses will be subject to any rights of such party arising from a breach of this Agreement by another party.

SECTION 13.2  PUBLIC ANNOUNCEMENTS.

Any public announcement or similar publicity with respect to this Agreement or the Contemplated Transactions will be issued, if at all, at such time and in such manner as Buyer determines. Unless consented to by Buyer in advance or required by Legal Requirements, prior to the Closing Seller and Housewares shall keep this Agreement strictly confidential and may not make any disclosure of this Agreement to any Person. Seller and Buyer will consult with each other concerning the means by which Housewares' employees, customers, and suppliers and others having dealings with Housewares will be informed of the Contemplated Transactions, and Buyer will have the right to be present for any such communication.

SECTION 13.3  CONFIDENTIALITY.

Between the date of this Agreement and the Closing Date, or if the Contemplated Transactions shall not close, Buyer, Seller and Housewares will maintain in confidence, and will cause the directors, officers, employees, agents, and advisors of Buyer, Seller and Housewares to maintain in confidence, any written, oral, or other information obtained in confidence from another party in connection with this Agreement or the Contemplated Transactions, unless (a) such information is already known to such party or to others not bound by a duty of confidentiality or such information becomes publicly available through no fault of such party, (b) the use of such information is necessary or appropriate in making any filing or obtaining any consent or approval required for the consummation of the Contemplated Transactions, or (c) the furnishing or use of such information is required by Legal Proceedings. If the Contemplated Transactions are not consummated, each party will return or destroy as much of such written information as the other party may reasonably request.

SECTION 13.4  NOTICES.

All notices, consents, waivers, and other communications under this Agreement must be in writing and will be deemed to have been duly given when (a) delivered by hand (with written confirmation of receipt), (b) sent by telecopier (with written confirmation of receipt), provided that a copy is mailed by registered mail, return receipt requested, or (c) when received by the addressee, if sent by a nationally recognized overnight delivery service (receipt requested), in each case to the appropriate addresses and telecopier numbers set forth below (or to such other addresses and telecopier numbers as a party may designate by notice to the other parties):

Seller:


Attention:       Leonard J. Tocci
Facsimile No.:   _______________

with a copy to:  Roncone Law Offices
                 142 Main Street
                 Leominster, MA  01453

Attention:       John Roncone

Facsimile No.:   (508) 840-6000

Buyer:           Selfix, Inc.
                 4501 W. 47th Street
                 Chicago, IL  60632

Attention:       James R. Tennant

Facsimile No.:   (312) 890-0523
with a copy to:  Much Shelist Freed Denenberg
                 Ament Bell & Rubenstein, P.C.
                 200 N. LaSalle Street, Suite 2100
                 Chicago, IL  60601

Attention:       Jeffrey C. Rubenstein

Facsimile No.:   (312) 621-1750



SECTION 13.5  ARBITRATION.

In the event a dispute arises between the parties in connection with this Agreement, the parties shall cause such dispute to be submitted for determination by arbitration in accordance with the commercial rules of the American Arbitration Association ("AAA") then in effect. Such proceeding shall take place in Harrisburg, Pennsylvania. All disputes within the scope of the Federal Arbitration Act of the United States shall be governed by that Act.
The arbitrator shall have the right to award or include in any award such relief which the arbitrator deems proper in the circumstances included, without limitation, money damages, specific performance, injunctive relief. The award and decision of the arbitrator shall be conclusive and binding upon all of the parties, and judgment upon the award may be entered in any court of competent jurisdiction. Each of the parties reserves the right in a proper case to obtain temporary restraining orders and temporary or preliminary injunctive relief from a court of competent jurisdiction, provided such party promptly submits the dispute for arbitration on the merits as provided by this Section.

SECTION 13.6  FURTHER ASSURANCES.

The parties agree (a) to furnish upon request to each other such further information, (b) to execute and deliver to each other such other documents, and
(c) to do such other acts and things, all as the other party may reasonably request for the purpose of carrying out the intent of this Agreement and the documents referred to in this Agreement.

SECTION 13. 7  WAIVER.

The rights and remedies of the parties to this Agreement are cumulative and not alternative. Neither the failure nor any delay by any party in exercising any right, power, or privilege under this Agreement or the documents referred to in this Agreement will operate as a waiver of such right, power, or privilege, and no single or partial exercise of any such right, power, or privilege will preclude any other or further exercise of such right, power, or privilege or the exercise of any other right, power, or privilege. To the maximum extent permitted by applicable law, (a) no claim or right arising out of this Agreement or the documents referred to in this Agreement can be discharged by one party, in whole or in part, by a waiver or renunciation of the claim or right unless in writing signed by the other party; (b) no waiver that may be given by a party will be applicable except in the specific instance for which it is given; and (c) no notice to or demand on one party will be deemed to be a waiver of any obligation of such party or of the right of the party giving such notice or demand to take further action without notice or demand as provided in this Agreement or the documents referred to in this Agreement.

SECTION 13.8  ENTIRE AGREEMENT AND MODIFICATION.

This Agreement supersedes all prior agreements between the parties with respect to its subject matter (including the Memorandum Agreement among Buyer, Seller and Housewares dated October 29, 1996) and constitutes (along with the documents referred to in this Agreement) a complete and exclusive statement of the terms of the agreement between the parties with respect to its subject matter. This Agreement may not be amended except by a written agreement executed by the party to be charged with the amendment.

SECTION 13.9  DISCLOSURE SCHEDULE.

In the event of any inconsistency between the statements in the body of this Agreement and those in the Disclosure Schedule (other than an exception expressly set forth as such in the Disclosure Schedule with respect to a specifically identified representation or warranty), the statements in the body of this Agreement will control.

SECTION 13.10  ASSIGNMENTS, SUCCESSORS, AND NO THIRD-PARTY RIGHTS.

Neither party may assign any of its rights under this Agreement without the prior consent of the other parties, except that Buyer may assign any of its rights under this Agreement to any Subsidiary of Buyer; provided, however, that such assignment shall not have a material adverse effect on the value of the Merger Shares. Subject to the preceding sentence, this Agreement will apply to, be binding in all respects upon, and inure to the benefit of the successors and permitted assigns of the parties. Nothing expressed or referred to in this Agreement will be construed to give any Person other than the parties to this Agreement any legal or equitable right, remedy, or claim under or with respect to this Agreement or any provision of this Agreement. This Agreement and all of its provisions and conditions are for the sole and exclusive benefit of the parties to this Agreement and their successors and assigns.

SECTION 13.11  SEVERABILITY.

If any provision of this Agreement is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement will remain in full force and effect. Any provision of this Agreement held invalid or unenforceable only in part or degree will remain in full force and effect to the extent not held invalid or unenforceable.

SECTION 13.12  SECTION HEADINGS, CONSTRUCTION.

The headings of Sections in this Agreement are provided for convenience only and will not affect its construction or interpretation. All references to "Section" or "Sections" refer to the corresponding Section or Sections of this Agreement. All words used in this Agreement will be construed to be of such gender or number as the circumstances require. Unless otherwise expressly provided, the word "including" does not limit the preceding words or terms.

SECTION 13.13  GOVERNING LAW.
This Agreement will be governed by the laws of the Commonwealth of Massachusetts without regard to conflicts of laws principles.

SECTION 13.14  COUNTERPARTS.

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This Agreement may be executed in one or more counterparts, each of which will be deemed to be an original copy of this Agreement and all of which, when taken together, will be deemed to constitute one and the same agreement.


IN WITNESS WHEREOF, the parties have executed and delivered this Agreement as of the date first written above.



Houseware Sales, Inc.                Shareholders:

By: /s/ Leonard J. Tocci             /s/ Leanne Whitney
    --------------------             --------------------
                                     Leanne Whitney


President:                           /s/ Lynel Tocci
                                     --------------------
                                     Lynel Tocci


/s/ Leonard J. Tocci                 /s/ Linnea Tocci
--------------------                --------------------
Leonard J. Tocci                     Linnea Tocci




Buyer:

Selfix, Inc.

By: /s/ James R Tennant
   ---------------------
Its








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